UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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HEALTHWAYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3841 Green Hills Village Drive
Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of Healthways, Inc.:

The Annual Meeting of Stockholders of Healthways, Inc., a Delaware corporation (the “Company”), will be held at the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee, 37203 at 9:00 a.m., local time, on Thursday, February 14, 2008 for the following purposes:

(1) To elect three (3) directors to hold office for a term of three (3) years or until their successors have been elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008;

(3) To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”), to increase the number of authorized shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) from 75,000,000 to 120,000,000; and

(4) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

The proxy statement and form of proxy accompanying this notice are being mailed to stockholders on or about December 31, 2007. Only stockholders of record at the close of business on December 17, 2007 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

We hope very much that you will be able to attend the meeting. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States, or to vote by toll-free telephone or internet as described in the enclosed proxy card.

By Order of the Board of Directors,

Thomas G. Cigarran
Chairman

December 31, 2007

Healthways, Inc.
Proxy Statement

HEALTHWAYS, INC.
3841 Green Hills Village Drive
Nashville, Tennessee 37215

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Thursday, February 14, 2008

The enclosed proxy is solicited by the Board of Directors on behalf of Healthways, Inc. for use at the Annual Meeting of Stockholders to be held on Thursday, February 14, 2008, at 9:00 a.m., local time, at the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee, 37203, and at all adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Our Annual Report containing our audited financial statements for the fiscal year ended August 31, 2007 is being mailed together with this Proxy Statement to all stockholders entitled to vote. Copies of the proxy, this proxy statement and the attached notice are being sent to stockholders on or about December 31, 2007.

In addition to solicitations by mail, certain of our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile, email and personal interviews, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. We will bear all costs of this solicitation, including expenses in connection with preparing, assembling and mailing this proxy statement.

In the election of directors, you may vote “FOR” all of the nominees or your vote may be to “WITHHOLD AUTHORITY” with respect to one or more of the nominees. For the ratification of the selection of Ernst & Young LLP and the amendment to the Company’s Certificate of Incorporation, you may vote “FOR”, “AGAINST” or “ABSTAIN.” If you “ABSTAIN”, it has the same effect as a vote “AGAINST.” Shares represented by such proxies will be voted in accordance with the choices specified thereon. If you sign your proxy card without giving specific voting instructions, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2008 set forth under Proposal No. 2, and FOR the amendment to the Certificate of Incorporation set forth under Proposal No. 3. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Votes are counted by our transfer agent. In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected. The proposal to ratify the selection of the auditors requires the affirmative “FOR” vote of a majority of those shares present and entitled to vote. The proposal to amend the Certificate of Incorporation to increase the authorized shares of Common Stock requires the affirmative “FOR” vote of a majority of the outstanding shares entitled to be cast on such matter. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of the Company’s directors and the ratification of the appointment of Ernst & Young LLP as independent auditors, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals. For proposals requiring the affirmative vote of those shares present and entitled to vote, such as Proposal No. 2, broker non-votes will not affect the outcome of the vote. With respect to Proposal No. 3, a broker non-vote will have the same effect as a vote “against” such matter.

A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, by duly executing a proxy bearing a later date or by casting a new vote by toll-free telephone or the internet.

Each share of our common stock, $.001 par value (the “Common Stock”), issued and outstanding on the record date, December 17, 2007, will be entitled to one vote on all matters to come before the meeting. Cumulative voting is not permitted. As of December 17, 2007, there were outstanding 35,927,925 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the “Commission”)) of more than five percent (5%) of our Common Stock, our only voting security, and with respect to the beneficial ownership of our Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all of our executive officers and directors as a group. The information set forth below is based on ownership information we received as of December 17, 2007. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership(1)		Percent of Class(1)

William Blair & Company LLC	4,508,336	(2)	12.55%
222 W. Adams Chicago, IL 60606
FMR Corp.	3,514,586	(2)	9.78%
82 Devonshire Street Boston, MA 02109
Wasatch Advisors, Inc.	3,431,588	(2)	9.55%
150 Social Hall Avenue Salt Lake City, UT 84111
Earnest Partners LLC	2,580,173	(2)	7.18%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309
Waddell & Reed Financial, Inc.	2,278,214	(2)	6.34%
6300 Lamar Avenue Overland Park, KS 66202
T. Rowe Price Associates, Inc.	2,128,741	(2)	5.93%
100 East Pratt Street Baltimore, MD 21202
Bamco, Inc.	1,823,700	(2)	5.08%
767 Fifth Avenue New York, NY 10153
Ben R. Leedle, Jr.****	753,289	(3)	2.05%
Thomas G. Cigarran**	625,469	(4)	1.73%
Henry D. Herr**	330,858	(5)	*
Robert E. Stone***	311,689	(6)	*
William C. O’Neil, Jr.**	259,272	(7)	*
Mary A. Chaput***	238,447	(8)	*
L. Ben Lytle**	121,544	(9)	*
James E. Pope, M.D.***	100,483	(10)	*
C. Warren Neel, Ph. D.**	72,230	(7)	*
Donald B. Taylor***	70,880	(11)	*
John W. Ballantine**	50,000	(12)	*
Jay C. Bisgard, M.D.**	45,000	(13)	*
Mary Jane England, M.D.**	20,000	(14)	*

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership(1)		Percent of Class(1)

Alison Taunton-Rigby, Ph. D.**	15,000	(15)		*
John A. Wickens**	600	(16)		*
All directors and executive officers as a group (19 persons)	3,080,431	(17)	8.16%

*	Indicates ownership of less than one percent of our outstanding Common Stock.

**	Director of the Company

***	Named Executive Officer

****	Director and Named Executive Officer

(1)	Pursuant to the rules of the Commission, certain shares of our Common Stock which an individual owner set forth in this table has a right to acquire within 60 days after the record date hereof pursuant to the exercise of stock options or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options or other securities held by our other directors and executive officers which are exercisable within 60 days of the record date hereof, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

(2)	Information with respect to stock ownership is based upon a Form 13F, dated September 30, 2007 filed with the Commission.

(3)	Includes 751,063 shares issuable upon the exercise of outstanding options.

(4)	Includes 300,646 shares issuable upon the exercise of outstanding options.

(5)	Includes 18,491 shares held in trust and 4,606 shares held in trust by Mr. Herr’s wife.

(6)	Includes 157,502 shares issuable upon the exercise of outstanding options.

(7)	Includes 25,000 shares issuable upon the exercise of outstanding options.

(8)	Includes 230,000 shares issuable upon the exercise of outstanding options.

(9)	Includes 76,585 held in trust and 46,720 held in escrow.

(10)	Includes 100,000 shares issuable upon the exercise of outstanding options.

(11)	Includes 7,080 shares owned by Mr. Taylor’s wife, 920 shares held in trust, and 62,500 shares issuable upon the exercise of outstanding options.

(12)	Includes 10,000 shares held in trust and 40,000 shares issuable upon the exercise of outstanding options.

(13)	Includes 5,000 shares held in trust and 40,000 shares issuable upon the exercise of outstanding options.

(14)	Includes 20,000 shares issuable upon the exercise of outstanding options.

(15)	Includes 15,000 shares issuable upon the exercise of outstanding options.

(16)	Includes 600 shares held jointly by Mr. Wickens and his wife.

(17)	Includes 1,826,461 shares issuable upon the exercise of outstanding options.

CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors held nine meetings during fiscal 2007. All of the members of the Board of Directors, except Messrs. Cigarran, Herr, Leedle, and Lytle are “independent,” as defined by applicable law and the NASDAQ Stock Market (“NASDAQ”) listing standards, including Frank Ehmann, who retired from the Board of Directors on February 2, 2007. The Board of Directors has a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee.

Each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings held during fiscal 2007 by the Board of Directors and each committee of which such director was a member for the entire fiscal year.

Committees of the Board of Directors

Compensation Committee

During fiscal 2007, the Compensation Committee consisted of Mr. Ballantine and Drs. Bisgard, England, Neel and Taunton-Rigby and was chaired by Dr. Bisgard. As discussed in “Compensation Discussion and Analysis”, all of the directors on the Compensation Committee are “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, “outside directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined in the NASDAQ corporate governance listing standards, in each case as determined by our Board of Directors. The Compensation Committee is responsible for overseeing our overall compensation strategies and policies, evaluating the performance of our executive officers and recommending to the independent directors the compensation of each of our executive officers and administering our equity-based incentive plans, among other things. The Compensation Committee’s Charter, which is reviewed annually by the Compensation Committee and is available on our website at www.healthways.com, provides a detailed description of its duties and responsibilities. The Compensation Committee held seven meetings during fiscal 2007.

Nominating and Corporate Governance Committee

During fiscal 2007, the Nominating and Corporate Governance Committee consisted of Messrs. O’Neil and Wickens and Drs. England and Taunton-Rigby and was chaired by Dr. England. Mr. Wickens was appointed to the committee in February 2007 in connection with his appointment to the Board of Directors. All of the directors on the Nominating and Corporate Governance Committee are independent directors as defined under applicable law and NASDAQ listing standards. The Nominating and Corporate Governance Committee’s responsibilities include identifying individuals qualified to become members of the Board of Directors and recommending such individuals to the Board of Directors for election to the Board of Directors and developing and recommending to the Board of Directors corporate governance principles applicable to the Company. The Nominating and Corporate Governance Committee Charter, which is reviewed annually by the Nominating and Corporate Governance Committee and is available on the Company’s website at www.healthways.com, provides a detailed description of the Nominating and Corporate Governance Committee’s responsibilities and sets forth the director nomination process. The Nominating and Corporate Governance Committee held five meetings during fiscal 2007.

Audit Committee

During fiscal 2007, the Audit Committee consisted of Messrs. O’Neil and Ballantine and Drs. Bisgard and Neel, each of whom is independent as defined by applicable law and the NASDAQ listing standards, and was chaired by Mr. Ballantine. We have, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience which results in the individual’s financial sophistication. The Audit Committee meets with our independent registered public accounting firm and management to review our consolidated financial statements, the quality and integrity of our accounting, auditing and financial reporting process, and our systems of internal controls. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by the regulations of the Commission. The Audit Committee held eleven meetings during fiscal 2007. The Audit Committee has adopted a Charter that provides a detailed description of its responsibilities, which is reviewed annually by the Audit Committee and is available on our website at www.healthways.com.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These Corporate Governance Guidelines, which are available on our website at www.healthways.com, provide a framework for the conduct of the business of the Board of Directors.

Code of Conduct

We have a code of conduct that applies to all colleagues (including officers) and directors. The purpose of the code is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents we file with the Commission and other public communications we make; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code, and to deter wrongdoing. A copy of our code of conduct, as well as any amendments thereto, can be obtained from our website at www.healthways.com.

Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Secretary, Healthways, Inc., 3841 Green Hills Village Drive, Nashville, Tennessee 37215. To be timely, director nominations for the 2008 Annual Meeting of Stockholders must be submitted within the time limits for stockholder proposals as set forth on page 51 of this Proxy Statement.

Director Qualifications

Under our Board of Directors’ Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on our Board of Directors. Under such criteria, at least a majority of the members of the Board of Directors should be independent, and all members should have the highest professional and personal ethics and values consistent with our values and standards. Other criteria that will be considered are prior experience as a director, knowledge of our business and industry and broad experience at the operational, financial or policy making level in business. Diversity, age and skills in the context of the needs of the Board of Directors are also a consideration. The members should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. As such, in order to be active participants and perform all director duties responsibly, directors’ service on other boards of public companies is limited to three public boards (excluding the Company).

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board of Directors members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board of Directors. In evaluating nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees, and the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and expertise on the Board of Directors.

There are no nominees for election to the Board of Directors who have not previously been elected by the stockholders.

Directors’ Attendance at Annual Meetings of Stockholders

Although directors are invited and are always encouraged to attend the annual stockholder meetings, we do not require their attendance. All of the directors attended the 2007 Annual Meeting of Stockholders held on February 2, 2007.

Communications With the Board of Directors

Stockholders may communicate with the Board of Directors by submitting a letter in writing addressed to: Chairman of the Board of Directors, Healthways, Inc., 3841 Green Hills Village Drive, Nashville, Tennessee 37215. If the communication relates to the Company’s ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, Healthways, Inc., 3841 Green Hills Village Drive, Nashville, Tennessee 37215. Stockholder communications may be submitted confidentially or anonymously.

Stock Retention Guidelines

To further align officers’ interests with stockholders’ interests, in August 2005, our Board of Directors adopted stock retention guidelines for officers. As amended, the guidelines require officers to maintain a minimum ownership in the Company’s stock based on a multiple of their base salary (at least 2.5 times base salary for executive officers and 4 times base salary for the Chief Executive Officer). Officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of stock options and vesting of restricted stock units granted on or after August 24, 2005 until they reach the required multiple of base salary. Officers who do not comply with the guidelines may not be eligible for future equity awards.

In addition, in August 2005, the Board of Directors adopted stock ownership guidelines that require directors to retain at least 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon exercise of stock options and vesting of restricted stock awards granted in and after August 2005 until the required minimum ownership is achieved.

Evaluations of Board and Committee Performance

Each year the Nominating and Corporate Governance Committee of our Board of Directors conducts an evaluation process focusing on the effectiveness of the Board of Directors as a whole, the performance of each committee of the Board of Directors and the performance of each individual Board member. The manner of the evaluation is determined annually by the Nominating and Corporate Governance Committee in order to ensure the procurement of accurate and relevant information. The evaluation process is designed to facilitate ongoing, systematic examination of the Board of Directors, each committee’s effectiveness and accountability, and each individual’s performance, and to identify opportunities for improvement. The Nominating and Corporate Governance Committee designed and coordinated the Board of Directors, committee, and individual director evaluations, and the Chair of the Nominating and Corporate Governance Committee reported the results to each committee, the full Board of Directors, and each individual director.

Certain Relationships and Related Transactions

Since the beginning of the last fiscal year, we are aware of the following related party transactions between us and our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

•	Ed Cooper, son-in-law of William C. O’Neil Jr., an Outside Director (as defined herein), was a non-management partner in a partnership that owns the building in which our primary corporate office is located. We made rental payments of approximately $1,830,000 to the partnership in fiscal 2007. We have entered into a lease agreement for a new corporate headquarters which we expect to occupy beginning in March 2008 and do not expect to make payments to this partnership after that time.

•	Christopher Cigarran, son of Chairman Thomas G. Cigarran, worked for the Company as Senior Vice President of Human Resources and Organizational Development, receiving aggregate cash compensation of approximately $292,000 during fiscal 2007 and equity awards commensurate with our other senior vice presidents.

•	Robert L. Chaput, our Chief Information Officer and Executive Vice President, is the spouse of Mary A. Chaput, our Chief Financial Officer and Executive Vice President. Mr. Chaput and Ms. Chaput received aggregate cash compensation of approximately $514,000 and $616,000 during fiscal 2007, respectively. Mr. Chaput and Ms. Chaput also receive equity awards commensurate with our other executive vice presidents.

•	Hugh Lytle, son of Director L. Ben Lytle, began working as a Senior Vice President for the Company on December 1, 2006 but was no longer employed by the Company as of August 31, 2007. During fiscal 2007, Hugh Lytle received aggregate cash compensation of approximately $389,000. Prior to Healthways, Hugh Lytle served as President of Axia Health Management, LLC (“Axia”), which we acquired on December 1, 2006.

Pursuant to its written charter, the Audit Committee reviews and either ratifies, approves or disapproves all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee considers the relevant information and facts available to it regarding the Interested Transaction and takes into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director participates in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a staggered Board of Directors. Each director serves a three-year term or until his/her successor is elected and qualified. The directors to be elected at the 2008 Annual Meeting of Stockholders will serve until the Annual Meeting of Stockholders in 2011 (the “Class II” directors). Four directors currently serving on the Board of Directors will continue to serve until the Annual Meeting of Stockholders in 2009 (the “Class III” directors), and four directors currently serving on the Board of Directors will continue to serve until the Annual Meeting of Stockholders in 2010 (the “Class I” directors).

Unless contrary instructions are received, shares of our Common Stock represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as our Board of Directors may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

A nominee for election must receive a plurality of the votes cast to be elected as a director. Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each share of Common Stock held by such stockholder for each director.

The following persons are the nominees for election to serve as Class II directors. All nominees are presently directors of the Company and were previously elected by the stockholders. Certain information relating to the nominees, which the individuals named have furnished to us, is set forth below. The Board of Directors recommends a vote FOR each nominee.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Thomas G. Cigarran	II; 2011	Mr. Cigarran, 66, has served as Chairman of the Company since August 1988 and as a director since 1981. Mr. Cigarran served as Chief Executive Officer of the Company from August 1988 to September 2003. Mr. Cigarran served as President of the Company from September 1981 to June 2001. Mr. Cigarran also serves as chairman of the Board of Directors of AmSurg Corp.
C. Warren Neel, Ph. D.	II; 2011	Dr. Neel, 69, has been a director of the Company since October 1991. Dr. Neel is currently Executive Director of the Center for Corporate Governance at the University of Tennessee. He served as the Commissioner of Finance and Administration for the State of Tennessee from July 2000 until February 2003. He served as Dean of the College of Business Administration at The University of Tennessee in Knoxville from 1977 to 2002. Dr. Neel is also a director of Saks, Inc. where he serves as Chair of the Audit Committee.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

John W. Ballantine	II; 2011	Mr. Ballantine, 61, has been a director of the Company since June 2003. Mr. Ballantine served as Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation from 1996 until 1998. Mr. Ballantine currently serves as a member of the Executive Network advisory board of Glencoe Capital, a private equity firm, and a member of the Board of Trustees of Window to the World Communications, Inc, a non-profit corporation. He also serves as a director of DWS-Scudder Funds, and Portland General Electric, where he serves on the Compensation Committee and is Chairman of the Finance Committee. He is also on the Board of Stockwell Capital Investments PLC, where he serves as chair of the Audit Committee.

The following eight persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and stockholders are not being asked to vote for them. Certain information relating to the following persons has been furnished to us by the individuals named.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Henry D. Herr	III; 2009	Mr. Herr, 61, has been a director of the Company since 1988. Mr. Herr served as Executive Vice President of Finance and Administration and Chief Financial Officer of the Company from September 1981 to October 2001. Mr. Herr is currently employed by the Company as an advisor on a part-time basis. Mr. Herr also is a director of AmSurg Corp, where he is a member of the Audit Committee.
Jay C. Bisgard, M.D.	III; 2009	Dr. Bisgard, 65, has been a director of the Company since June 2003. Dr. Bisgard served as Director of Health Services at Delta Air Lines, Inc. from January 1994 to April 2001. Prior to that, he served as the corporate medical director at Pacific Bell, GTE and ARCO. He retired from the U.S. Air Force in 1986 with the rank of colonel. He served as acting Deputy Assistant Secretary of Defense (Health Affairs) from 1981 to 1984. He is a fellow of the Aerospace Medical Association, the American College of Preventive Medicine, and the American College of Physician Executives.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Mary Jane England, M.D.	III; 2009	Dr. England, 69, has been a director of the Company since September 2004. Dr. England has served as President of Regis College in Weston, Massachusetts since July 2001. From 1990 to 2001, she served as President of the Washington Business Group on Health. Prior to 1990, she served as Vice President of Prudential Insurance Co., Associate Dean at the John F. Kennedy School of Government at Harvard, Commissioner of Social Services, and Associate Commissioner of Mental Health in Massachusetts. She serves on the board of directors of NSF International.
John A. Wickens	III; 2009	Mr. Wickens, 51, was National Health Plan President of UnitedHealth Group from January 2004 to February 2006 and South Division President from September 2001 to December 2003. Prior to that time, he served in various capacities at UnitedHealth Group beginning in 1995. Mr. Wickens currently serves on the boards of directors of The Wellness Community, U.S.A. Track & Field Foundation and UnitedHealthcare Children’s Foundation.
William C. O’Neil, Jr.	I; 2010	Mr. O’Neil, 73, has served as a director of the Company since 1985. From 1989 to 1999, Mr. O’Neil was the Chairman, President and Chief Executive Officer of ClinTrials Research, Inc., a pharmaceutical research services company. Prior thereto, Mr. O’Neil was Chairman, President and Chief Executive Officer of International Clinical Laboratories, Inc., a national laboratory testing company. Mr. O’Neil is also a director of Sigma Aldrich Corporation, where he serves as chair of the Compensation Committee, and American HomePatient Inc., where he is a member of the Audit Committee, and Advocat, Inc., where he serves as Chair of the Audit Committee. Mr. O’Neil is a member of the Compensation Committee on each of these boards of directors.
Ben R. Leedle, Jr.	I; 2010	Mr. Leedle, 46, has served as director of the Company since August 2003, and as Chief Executive Officer of the Company since September 2003. Mr. Leedle has served as President of the Company since May 2002. Mr. Leedle served as Chief Operating Officer of the Company from September 1999 to August 2003, Executive Vice President of the Company from September 1999 to May 2002, and as Senior Vice President of Operations from September 1997 to September 1999.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Alison Taunton-Rigby, Ph. D.	I; 2010	Dr. Taunton-Rigby, 63, has been a director of the Company since November 2005. Dr. Taunton-Rigby is the founder and Chief Executive Officer of RiboNovix, Inc., a private biotechnology company, since 2003. From 2001 to 2003, she served as the Chief Executive Officer of CMT, Inc., a private medical device company. From 1995 to 2000, Dr. Taunton-Rigby served as the Chief Executive Officer of Aquila Biopharmaceuticals, Inc., (Cambridge Biotech Corporation) a publicly-traded biotechnology company. She serves on the boards of directors of The RiverSource Funds, Abt Associates, where she serves as Chair of the Audit Committee, and Idera Pharmaceuticals, Inc., where she is a member of both the Audit and Compensation Committees. Dr. Taunton-Rigby also serves on the board of The Children’s Hospital, Boston.
L. Ben Lytle	I; 2010	Mr. Lytle, 61, was the Chief Executive Officer and Chairman of Axia Health Management, LLC from November 2004 until the Company’s acquisition of Axia in December 2006. Prior to Axia, Mr. Lytle was the Chief Executive Officer of Anthem (now Wellpoint, Inc.) from 1989 to 1999 and non-executive Chairman of the Board from 1999 to 2003. Mr. Lytle currently serves on the boards of directors of Duke Realty Corporation, where he serves as Lead Director and as Chair of the Governance Committee, and Monaco Coach Corporation, where he serves on the Compensation Committee and as Chair of the Governance Committee.

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors (the “Committee”) is comprised solely of “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, “outside directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined in the NASDAQ corporate governance listing standards, in each case as determined by our Board of Directors. In addition to a determination of independence, the Nominating and Corporate Governance Committee of our Board recommends Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee. Drs. England, Taunton-Rigby, Bisgard and Neel and Mr. Ballantine have each served as members of the Committee since the date of our stockholders’ meeting on February 2, 2007, with Dr. Bisgard serving as the Committee’s chair.

The Committee is responsible for evaluating the performance of our executive officers and recommending to the independent directors the compensation of each of our executive officers and administering our equity-based incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee and the Board which is reviewed annually by the Committee. In the first quarter of fiscal 2007, the Board amended the Committee charter to reflect the Committee’s responsibility for reviewing or issuing certain disclosures and reports for inclusion in the Company’s Annual Report on Form 10-K or annual proxy statement, in accordance with applicable rules and regulations. The charter may be viewed in full on our website, www.healthways.com (under “Corporate Governance” on the “Investors” page). The five executive officers of the Company who are identified in the Summary Compensation Table on page 26 are referred to as our “named executive officers.”

Compensation Philosophy.  The Committee reviews its compensation philosophy on an annual basis. The Committee’s primary objectives in setting executive compensation policies are:

•	To attract, retain and motivate talented executives by providing overall compensation that is performance-based, externally competitive and internally equitable;

•	To provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals based on our annual budget; and

•	To closely align the interests of executives with those of stockholders and the long-term interests of the Company by providing a combination of long-term equity-based incentive compensation along with performance-based cash awards.

The Committee reviews annually our executive compensation policies in light of our financial performance, annual budget, position within the health care services industry, as well as the compensation policies of similar companies, including the peer groups discussed below. The compensation of individual executives is then reviewed annually by the Committee in light of such executive’s performance and the Committee’s executive compensation policies for that year.

The Committee periodically reviews executive compensation for other similar companies, including the peer group discussed below. The Committee believes that, while the Company competes generally with other health care service companies, the position of the Company as the leading provider of specialized, comprehensive health and care support services provides unique circumstances that differentiate the Company from other health care service companies and should be considered in evaluating executive compensation. These differences are important factors that the Committee considers in determining executive compensation and in analyzing financial performance.

The Committee believes that in addition to corporate performance, it is appropriate in setting and reviewing executive compensation to consider the level of experience and responsibilities of each executive as well as the personal contributions a particular individual may make toward the success of the corporate enterprise. Qualitative factors such as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee. The Committee believes that our compensation strategies have been effective in promoting retention and are aligned with the Committee’s compensation philosophy and our company culture, which places a significant value on highly-performing individuals.

Overview of Compensation Process.  As discussed above, the Committee annually reviews executive compensation and our compensation policies to ensure that the Chief Executive Officer and the other named executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of the Company and is aligned with stockholder interests. The Committee conducts this review and compensation determination through a comprehensive process involving a series of meetings typically occurring in the last fiscal quarter of the preceding fiscal year and the first fiscal quarter of the current fiscal year.

With respect to annual salary and the various short-term and long-term incentive awards available to the named executive officers, the Committee considers both the external competitiveness and the internal equity of the compensation awarded. As part of the compensation process, the Committee reviews the Chief Executive Officer’s compensation with that of other named executive officers to ensure that the compensation of the Chief Executive Officer is reasonable. These comparisons only provide a point of reference as we do not use specific formulas to determine compensation levels reflecting the responsibilities of a particular officer position.

Role of External Consultants.  During fiscal 2005, the Committee engaged Towers Perrin (“Towers Perrin”), an independent executive compensation consultant, and together with the Board, examined the Company’s overall compensation and benefits program, and in particular, our long-term incentive compensation programs. At the Committee’s request, Towers Perrin performed several analyses, including peer group and market comparisons, internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance. These analyses assisted the Committee in determining if such compensation programs were advisable based on our current and expected financial position and strategic goals, as well as developments in corporate governance and compensation design. Historically, our long-term incentive compensation consisted almost entirely of stock option grants. The Committee requested input from both our senior management and Towers Perrin regarding a revised long-term incentive compensation structure. Following the Committee’s examination of our long-term incentive compensation structure, the Committee determined that, in order to maintain a competitive position in the healthcare services industry and continue to attract and retain qualified colleagues, it was appropriate to adjust the long-term compensation program so that the named executive officers would be eligible to receive a combination of stock options, restricted stock units and performance-based cash awards, the aggregate amounts of which would vary with Company and individual performance and with the level of responsibility. The intent was to deliver long-term incentive awards that, when combined with base salaries and annual short-term incentive targets, would result in total compensation levels that were internally equitable and externally competitive.

During fiscal 2007, the Committee again engaged Towers Perrin to perform an analysis of the overall effectiveness of our executive compensation program. As part of this analysis, Towers Perrin conducted a market analysis and examined and compared all elements of the compensation of our senior management to that of a peer group composed of the following companies:

AMN Healthcare Services, Inc.	ResMed, Inc.
Covance, Inc.	SRA International, Inc.
Digitas, Inc.	CheckFree Corp.
Emdeon Corp.	G&K Services, Inc.
HealthExtras, Inc.	Gartner, Inc.
IMS Health, Inc.	John Wiley & Sons
inventive Health, Inc.	Meredith Corp.
Jack Henry & Associates, Inc.	MoneyGram International, Inc.
Pediatrix Medical Group, Inc.	MSC Industrial Direct Company, Inc.
Progress Software Corp.	WellCare Health Plans, Inc.
Psychiatric Solutions, Inc.

The Committee worked with Towers Perrin and management to select the appropriate peer group. As the industry leader in a relatively new market, the health and care support services industry, the Committee believed that an industry peer group would not necessarily create a satisfactory and meaningful comparison group due to the relatively small number of publicly-traded competitors in our industry and the relative size of such competitors. Absent an industry peer group, the Committee concluded that the most comparable companies with respect to executive pay are companies whose business size, growth and complexity are similar to ours. As a result, the companies above were selected as peers for compensation comparison purposes because of their similarity to the Company in terms of size (revenues, market capitalization, number of employees, and/or operating income), their industry classification, growth and financial performance and/or the existence of publicly available data. The market study reviewed the competitive pay practices of the peer companies, primarily using publicly available 2005 and 2006 proxy statement data. Although the Committee used the market data obtained from the peer group to measure the overall competitiveness of our executive compensation, the Committee did not target a particular level of compensation for our named executive officers within the peer group.

Role of Management.  As part of the compensation process, the Committee solicits the views and recommendations of our Chief Executive Officer when determining the compensation of each of our named executive officers, given his insight into internal pay equity and positioning issues, as well as executive performance. Through a series of Committee meetings typically held at the end of the preceding fiscal year and the first quarter of the current year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each of his direct reports, including each of the named executive officers, based on the performance objectives for each of his direct reports that were previously approved by the Committee for that fiscal year. For fiscal 2007, the performance objectives for each of the named executive officers (other than our Chief Executive Officer) were generally structured to measure the impact of each named executive officer’s role and responsibilities on our enterprise-wide goals. The Chief Executive Officer also provides his recommendations on any compensation adjustments for each of his direct reports, including each of the named executive officers. Following the Chief Executive Officer’s presentation and Committee discussion, the Committee meets to review the performance of each named executive officer and discuss and recommend to the independent directors any compensation adjustments for each of the named executive officers, based on such factors as the competitive compensation analysis, the Chief Executive Officer’s and the Committee’s assessment of individual performance, and the Company’s performance.

The process is similar for determining any compensation adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee based on the performance objectives previously approved by the Committee. For fiscal 2007, these performance objectives were based on maintaining our company culture; recruiting and retaining highly qualified individuals necessary to support our growth; effective short, intermediate and long-term strategic planning; and maximizing stockholder value by producing strong revenue and earnings growth. During the first quarter of each fiscal year, the Committee meets in executive session to review the Chief Executive Officer’s performance and discuss and recommend to the independent directors any compensation adjustment, based on the competitive compensation analysis, its assessment of the Chief Executive Officer’s performance in light of the pre-approved performance objectives, the Company’s performance and the level of Chief Executive Officer compensation relative to our other named executive officers.

Compensation Programs for fiscal 2007.  As discussed above, in fiscal 2005, the Committee engaged Towers Perrin to assist in a comprehensive review of our existing compensation strategies and plans and to conduct an executive compensation market analysis, with an emphasis on long-term compensation.

Based on the market analysis performed by Towers Perrin, internal pay equity considerations and a consideration of our compensation objectives and philosophies, in particular an emphasis on performance and equity as key drivers for executive compensation, the Committee and the Board, in consultation with Towers Perrin, revised our compensation structure in fiscal 2005. The primary components of the revised compensation structure consisted of cash compensation, consisting of a mix of base salary and short-term incentive plan compensation, and long-term incentive compensation, consisting of a mix of stock options, restricted stock units, performance cash awards and awards under our Capital Accumulation Plan. Under the revised compensation structure, there was no pre-established policy or target for the allocation between fixed and variable, cash and non-cash or short-term and long-term compensation, allowing the Committee to incorporate flexibility into our compensation programs and adjust for our evolving business needs.

In recommending compensation for fiscal 2007, the Committee used the executive compensation structure established with the assistance of Towers Perrin in fiscal 2005 as a guideline, together with its subjective assessment of (i) the performance, responsibilities, expectations and experience of each named executive officer with the assistance of management as described above, (ii) the competitiveness of the Company’s executive compensation and (iii) internal pay equity. The specific analysis regarding the components of total executive compensation for fiscal 2007 is described in detail below.

Base Salary.  The Committee seeks to provide base salaries for our named executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. As discussed above, each year the Committee reviews and approves a revised annual salary plan for our named executive officers, taking into account several factors, including prior year salary, responsibilities, performance against the individual objectives previously approved by the Committee, salaries paid by comparable companies for comparable positions, internal pay equity within the Company’s overall pay scale, and the Company’s recent financial performance. In determining whether an increase in base compensation for the named executive officers (other than the Chief Executive) was appropriate for fiscal 2007, the Committee reviewed recommendations of and consulted with the Chief Executive Officer. The Committee determined on the basis of discussions with the Chief Executive Officer and the experience of its members in business generally and with the Company specifically what it viewed to be appropriate levels of base compensation after taking into consideration the factors discussed above. The Committee did not assign any relative weight to the quantitative and qualitative factors it applied in reaching its base compensation decisions. Taking all of these factors into account, the Committee approved and recommended to the independent directors base salaries for our named executive officers in the following amounts:

	Fiscal 2007	Fiscal 2006	Percentage
Name	Base Salary	Base Salary	Increase

Ben R. Leedle, Jr.	$660,000	$600,000	10%
Mary A. Chaput	359,700	330,000	9%
James E. Pope, M.D.(1)	385,143	338,250	13.86%
Donald B. Taylor	380,625	375,000	1.5%
Robert E. Stone	346,500	330,000	5%

(1)	Dr. Pope’s increase in base salary was related to his promotion to Executive Vice President — Chief Operating Officer, which was effective June 1, 2006.

Short-Term Incentive Plan Compensation.  In addition to base salary, short-term incentive plan compensation provides our named executive officers with the potential for enhanced cash compensation based on the extent to which financial performance targets set in advance by the Committee are met as well as individual performance objectives approved by the Committee. However, for fiscal 2007, no short-term incentive plan compensation was awarded based on the Company not meeting its internal targets as discussed below. The Committee believes that compensation should primarily be linked to the Company’s financial performance. To achieve this link with regard to short-term performance, the Committee for fiscal 2007 relied on cash bonuses awarded under an annual incentive compensation plan under which cash awards could be earned by the eligible colleagues, including the named executive officers, provided that our actual earnings per share (“EPS”) exceeded our targeted EPS, although the Committee retains the right to exercise discretion with respect to the payment of the short-term incentive awards based on such quantitative and qualitative factors as it determines. The short-term incentive plan is structured as a “self-funded” plan in that, upon achievement of the EPS target, 100% of all incremental earnings would fund the short-term incentive plan until the short-term incentive awards were fully funded at the target percentages of base salary for all eligible colleagues, provided that the short-term incentive awards are funded only to the extent that the Company’s overall EPS (after taking into account the funding of the short-term incentive awards) remains at or above the EPS target. Thereafter, 40% of all incremental earnings would continue to fund the short-term incentive plan.

After consulting with our senior management regarding our expected financial performance for fiscal 2006, during the first quarter of fiscal 2007 the Committee established a minimum level of EPS for the Company to achieve in order for any short-term incentive plan compensation to be paid. The Committee and the independent directors chose EPS as the performance measure because they believe there is a strong correlation between EPS growth and growth in stockholder value.

For fiscal 2007, the EPS target was set at $1.61. For fiscal year 2007, all of our named executive officers (other than the Chief Executive Officer) were eligible to receive awards of up to 45% of their base salary, and the Chief Executive Officer was eligible to receive an award up to 60% of his base salary, provided that, as set forth above, the named executive officers could receive awards in excess of such amounts in the event the Company substantially exceeded its EPS target and the individual exceeded his or her performance goals. As discussed above, for fiscal 2007, based on our EPS for fiscal 2007 not meeting our targeted EPS, no short-term incentive plan compensation was awarded to our colleagues, including our named executive officers.

Long-Term Incentive Compensation.  As described above, one of our key compensation philosophies is that long-term incentive compensation should strengthen and align the interests of our named executive officers with our stockholders. Based on the Towers Perrin market analysis discussed above and the Company’s compensation philosophy and objectives, the Committee determined that a compensation strategy for our named executive officers utilizing a mix of stock options, restricted stock units and performance-based cash awards is in the best interest of stockholders. The Committee believes that our long-term incentive compensation program is a key component of our retention strategy and is integral to our ability to achieve our performance goals. The Committee also believes this mix of long-term compensation will reduce the dilutive impact of equity grants to management compared to equity grants consisting solely of stock options.

Long-term incentive awards are generally granted to eligible employees, including our named executive officers, on an annual basis. That award is generally made during the first fiscal quarter after the Committee has had the opportunity to review the full year results for the prior year and consider the Company’s anticipated results for the succeeding year. For example, equity awards for fiscal 2006 performance were granted on October 2, 2006. Awards are granted on the date of the Committee approval, and the exercise price is equal to the fair market value of the Company’s common stock on the date of grant. The Committee may also approve additional equity-based awards in certain special circumstances, such as upon an officer’s initial employment with the Company, the promotion of an officer to a new position or in recognition of special contributions made by an officer.

Equity Awards.  Equity awards granted in fiscal 2007 for our named executive officers were consistent with the guidelines approved in fiscal 2005 in connection with the market-based compensation analysis prepared with the advice of Towers Perrin. On October 2, 2006, non-qualified options for the purchase of the Company’s common stock and restricted stock units of the Company’s common stock were granted to our named executive officers pursuant to our Amended and Restated 1996 Stock Incentive Plan (the “1996 Plan”), which was replaced by the 2007 Stock Incentive Plan (the “2007 Plan”) upon its approval by stockholders in February 2007. The aggregate grant date fair value of the option awards (valued in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”)) and restricted stock units (based on the aggregate fair market value of the Company’s common stock on the date of grant) granted to the named executive officers was equal to 210% of fiscal 2006 base salary for Mr. Leedle and 120% of fiscal 2006 base salary for each of the other named executive officers. The amount of long-term incentive awards for each of the named executive officers, as a percentage of base salary, was consistent with the long-term incentive guidelines approved in fiscal 2005. Following are the equity awards granted to the named executive officers in fiscal 2007:

	Number of		Number of Restricted
	Non-Qualified Stock		Stock Units Subject
	Options Subject to		to Time-Based
Name	Time-Based Vesting	Exercise Price(1)	Vesting

Ben R. Leedle, Jr.	39,599	$42.69	9,838
Mary A. Chaput	12,445	$42.69	3,092
James E. Pope, M.D.	12,757	$42.69	3,169
Donald B. Taylor	14,142	$42.69	3,514
Robert E. Stone	12,445	$42.69	3,092

(1)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.

The nonqualified options are subject to the terms of the 1996 Plan and the individual award agreements. In order to encourage retention, each of the options vests 100% on the fourth anniversary of the grant date, subject to acceleration as contemplated by the 1996 Plan. Each of the options has a seven-year term and an exercise price equal to the fair market value of our common stock at the time of the grant, as determined by the closing price of our common stock on the NASDAQ on the grant date. The restricted stock units are subject to the terms of the 1996 Plan and the individual award agreements. Each of the restricted stock units vests 100% on the fourth anniversary of the grant date, subject to acceleration as contemplated by the 1996 Plan.

Upon the approval of the 2007 Plan by our stockholders on February 2, 2007, the 2007 Plan replaced all of our existing stock incentive plans, including the 1996 Plan, and no further grants or awards under the 1996 Plan have been or will be made. All equity grants or awards issued on or after February 2, 2007, including the equity awards issued to the named executive officers in October 2007, have been issued under the 2007 Plan. Both the 1996 Plan and 2007 Plan prohibit the repricing of stock options and require that the exercise price of stock options cannot be less than the fair market value of the common stock on the date of grant.

Stock Retention Guidelines.  To further align officers’ interests with stockholders’ interests, in August 2005, our Board of Directors adopted stock retention guidelines for officers. As amended, the guidelines require officers to maintain a minimum ownership in the Company’s stock based on a multiple of their base salary (at least 2.5 times base salary for named executive officers and 4 times base salary for the Chief Executive Officer). Officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of stock options and vesting of restricted stock units granted on or after August 24, 2005 until they reach the required multiple of base salary. Officers who do not comply with the guidelines may not be eligible for future equity awards.

Performance Awards.  To closely align the named executive officers’ compensation to the Company’s financial goals, beginning in August 2005 the Committee implemented performance cash awards to its named executive officers based on the Company’s EPS growth over a three-year period. Specifically, these performance cash awards are based on the Company’s average EPS growth (excluding the impact of the long-term incentive awards) over a three-year period. In calculating the average three-year EPS growth, the Company excluded the impact of long-term incentive awards in order to account for the adoption of FAS 123R in September 2005 so as to make meaningful comparisons of EPS growth both before and after adoption of FAS 123R. For fiscal 2007, the performance awards for the named executive officers were based on the following formula:

Performance Award (1) = (average base salary for such executive over the most recent three fiscal years) times(the Company’s average EPS growth (excluding the impact of the long-term incentive awards) over the most recent three fiscal years).

(1) Our Chief Executive Officer is paid an amount equal to 2 times the performance cash award (calculated above). The additional amount of performance award that may be paid to our Chief Executive Officer is intended to make his total compensation externally competitive while maintaining a significant percentage of his total compensation in performance-based compensation.

In granting the performance awards in October 2007 for fiscal 2005, 2006 and 2007 performance, upon the recommendation of the Chief Executive Officer, the Compensation Committee and the independent directors determined that the performance awards earned for fiscal 2007 not be paid in cash but rather replaced with equity awards having equivalent value. The Chief Executive Officer’s recommendation was based on the fact that because no short-term incentive awards were paid to any of our colleagues, the performance cash awards for named executive officers should be replaced with equity awards having equivalent value. The performance awards were granted so that 50% of the total value was paid in non-qualified stock options and 50% of the value in restricted stock units, based on the FAS 123R valuation discussed above. Each of the equity awards was granted under the 2007 Plan and vests 100% on the fourth anniversary of the grant date. The non-qualified stock options have a seven-year term and an exercise price equal to the fair market value of the common stock on the date of grant. See “Compensation Decisions for fiscal 2008” for the equity awards that represent the performance cash component of the long-term incentive programs that was awarded as equity rather than cash.

Retirement Plans.  The Committee believes that an important aspect of attracting and retaining qualified individuals to serve as named executive officers involves providing methods for those individuals to save for retirement. As part of the 401(k) Plan, which is based on a calendar year, we have provided a matching contribution of 52 cents for each dollar of the participant’s voluntary salary contributions up to 6% of base salary. The annual maximum participant voluntary salary contributions for calendar 2006 and 2007, as established by the Internal Revenue Service, were $15,000 and $15,500, respectively. Approximately 29% of the Company matching contribution is in the form of Company Common Stock. All matching Company contributions to the 401(k) Plan vest after five years of service with the Company and are payable pursuant to the provisions of the 401(k) Plan.

Under our Capital Accumulation Plan, which is based on a calendar year, we make contributions to the Capital Accumulation Plan on behalf of all of our officers, including the named executive officers, that for calendar 2007 are based on (a) the officer’s voluntary salary deferrals into the Capital Accumulation Plan and (b) performance against targeted Company EPS for fiscal 2007 established prior to the start of the Capital Accumulation Plan year by the Committee. For fiscal 2007, the portion of the Company’s contribution that was based on the officer’s voluntary salary deferrals provided that to the extent the officer could not defer at least 6% of his/her base salary under the 401(k) Plan because of Internal Revenue Service maximum contribution limits, then the officer could defer the difference between his/her actual deferral and 6% of his/her annual base salary into the Capital Accumulation Plan, and the Company would provide a matching contribution of up to 52% of the amount deferred. Each officer was also eligible to contribute up to an additional 4% of base salary into the Capital Accumulation Plan, but no matching contribution will be made by the Company for this portion of the salary deferral.

With respect to the portion of the Capital Accumulation Plan contribution that is based on performance criteria for fiscal 2007 established by the Committee, officers were eligible to receive a Company contribution of between 3.5% and 18.5% of base salary for calendar 2007, based on our actual EPS as compared to the EPS target. For fiscal 2007, the EPS target at which contributions begin was set at $1.61. Awards are made as of December 31 of each year but are based on performance criteria for the fiscal year ended August 31 during that year. Therefore, the actual performance award under the Capital Accumulation Plan credited to officers during fiscal 2007 was an award of 9.3% of base salary earned during calendar 2006 which was based on performance during the fiscal year ended August 31, 2006. For the reasons discussed above, the Committee determined that EPS represented the appropriate performance measure. Based on the Company’s EPS for fiscal 2007 not meeting our EPS target, no performance awards under the Capital Accumulation Plan will be made to our officers on December 31, 2007, including our named executive officers, for fiscal 2007 financial performance.

The Company’s contributions to the Capital Accumulation Plan vest equally over four years, and vested amounts are paid out upon the earliest of (1) one year following an officer’s termination of employment, (2) normal or early retirement, (3) death or disability or (4) a date selected prior to the beginning of each Capital Accumulation Plan year by the officer, but in no event will this selected date be earlier than four years from the beginning of the Capital Accumulation Plan year. In certain instances, payments upon termination of service may be delayed six months pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Capital Accumulation Plan account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year. The Capital Accumulation Plan is not funded and is carried as an unsecured obligation of the Company. Each of the named executive officers participated in the Company’s Capital Accumulation Plan during fiscal 2007.

Severance and Change of Control Benefits.  The Committee believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are a product of a generally competitive recruiting environment within our industry. The Committee also believes that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. The Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation as these payouts are contingent and have primary purposes unrelated to ordinary compensation matters. The Committee generally assesses these payouts only in light of their reasonableness during negotiations with a newly hired executive. In connection with the amended and restated employment agreements entered into with the named executive officers in February 2006, the Committee assessed the reasonableness of the potential severance and change in control payments. For a detailed discussion of potential severance and change of control benefits, see “Potential Payments Upon Termination or Change in Control of the Company,” beginning on page 32 of this Proxy Statement.

Perquisites and Other Benefits.  The Company has previously paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the named executive officers who have relocated to Nashville, Tennessee in order to assume their positions with the Company, and has made tax gross up payments to such officers to cover income tax associated with such payments. No such relocation and tax gross up payments were made to the named executive officers during fiscal 2007. The named executive officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance, and life insurance. All officers of the Company, including the named executive officers, receive a car allowance of $300 per month. In addition, pursuant to Mr. Stone’s employment agreement, the Company paid life insurance premiums on behalf of Mr. Stone in fiscal 2007 in an amount equal to $11,035.

Compensation Decisions for fiscal 2008.  In the first quarter of fiscal 2008, the Compensation Committee and the independent directors established base salaries and the short-term incentive award targets (as a percentage of fiscal 2008 base salary) for the named executive officers. During October 2007, the Committee also made awards of stock options and restricted stock units to eligible colleagues, including the named executive officers.

The table below summarizes the fiscal 2008 base salary levels, short-term incentive awards, fiscal 2008 equity incentive awards and fiscal 2008 short-term incentive targets for the named executive officers.

		Fiscal 2008	Fiscal 2008
	Fiscal 2008	Non-Qualified Stock	Restricted Stock	Fiscal 2008
Name	Base Salary	Options(1)	Units	STI Award Target

Ben R. Leedle, Jr.(2)	$685,000	42,721	11,377	60%
Mary A. Chaput(3)	375,167	13,085	3,442	45%
James E. Pope, M.D.(4)	404,400	13,971	3,667	45%
Donald B. Taylor(5)	380,625	13,943	3,687	45%
Robert E. Stone(6)	353,430	12,657	3,340	45%

(1)	The exercise price per share is equal to the fair market value of the common stock on the date of grant, October 8, 2007.

(2)	Of the fiscal 2008 equity awards granted to Mr. Leedle, 6,435 non-qualified options and 2,979 restricted stock units represent the performance cash component of the long-term incentive program that was awarded as equity rather than cash.

(3)	Of the fiscal 2008 equity awards granted to Ms. Chaput, 1,784 non-qualified options and 826 restricted stock units represent the performance cash component of the long-term incentive program that was awarded as equity rather than cash.

(4)	Of the fiscal 2008 equity awards granted to Dr. Pope, 1,871 non-qualified options and 866 restricted stock units represent the performance cash component of the long-term incentive program that was awarded as equity rather than cash.

(5)	Of the fiscal 2008 equity awards granted to Mr. Taylor, 1,985 non-qualified options and 919 restricted stock units represent the performance cash component of the long-term incentive program that was awarded as equity rather than cash. Mr. Taylor is resigning from the Company effective December 31, 2007.

(6)	Of the fiscal 2008 equity awards granted to Mr. Stone, 1,771 non-qualified options and 820 restricted stock units represent the performance cash component of the long-term incentive program that was awarded as equity rather than cash.

Similar to fiscal 2007, the base salaries for the named executive officers for fiscal 2008 were determined based on the factors discussed under “Overview of Compensation Process”, including the performance of each named executive officer against pre-approved performance objectives as well as our fiscal 2007 financial performance. Likewise, the long-term incentive awards granted in October 2008 (excluding the equity awards related to the fiscal 2007 performance awards which were paid in equity rather than cash) were consistent with the structure approved by the Committee in fiscal 2005. Similar to fiscal 2007, under the fiscal 2008 short-term incentive plan, cash awards could be earned by our named executive officers, provided that we achieve our targeted EPS. For fiscal 2008, our targeted EPS will be based on our domestic EPS. Domestic EPS is determined by calculating our EPS in accordance with generally accepted accounting principles, excluding the impact of our international operations.

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on our tax return of compensation over $1.0 million to the Chief Executive Officer or any of the other four most highly compensated named executive officers serving at the end of the fiscal year unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Committee’s actions with respect to Section 162(m) in fiscal 2007 were to make reasonable efforts to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Committee intends to structure performance-based compensation awarded in the future to named executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. In accordance with that objective, the fiscal 2008 cash incentive plan compensation payable to named executive officers who may be subject to Section 162(m) based on achievement of fiscal 2008 criteria will be made pursuant to our 2007 Plan, which has been approved by our stockholders. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Jay C. Bisgard, M.D., Chairman
John W. Ballantine
Alison Taunton-Rigby, Ph.D.
C. Warren Neel, Ph.D.
Mary Jane England, M.D.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the Compensation Committee of the Board of Directors was composed of Mr. Ballantine and Drs. Bisgard, Neel, England, and Taunton-Rigby. None of these persons has at any time been an officer or employee of the Company or any of our subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable Commission regulations.

Summary Compensation Table

The following table provides information regarding the compensation to our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers (the “Named Executive Officers”) during fiscal 2007.

The Named Executive Officers were not entitled to receive payments that would be characterized as “Bonus” payments for fiscal 2007. As described under “Compensation Discussion and Analysis,” no payments that would be characterized as “Non-Equity Incentive Plan Compensation” were made to the Named Executive Officers pursuant to the terms of the 2007 Short-Term Incentive Plan.

Based on the dollar amounts recognized for financial statement reporting purposes for equity incentives for fiscal 2007 and the base salary of the Named Executive Officers, “Salary” accounted for approximately 24% of the total compensation of the Named Executive Officers, equity-based incentive compensation accounted for 74% of total compensation and other compensation accounted for 2% of total compensation.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
			Stock	Option		Incentive Plan	Compensation	All Other
			Awards($)	Awards($)		Compensation($)	Earnings($)	Compensation($)
Name and Principal Position	Year	Salary($)	(1)	(2)		(3)	(4)	(5)		Total($)

Ben R. Leedle, Jr.	2007	$660,000	$185,096	$3,991,863	(6)	$—	$17,021	$21,504	(7)	$4,875,484
President and Chief Executive Officer
Mary A. Chaput	2007	$359,700	$59,301	$338,344		$—	$8,659	$14,538		$780,542
Executive Vice President and Chief Financial Officer
James E. Pope, M.D.	2007	$385,143	$61,483	$827,630	(8)	$—	$8,207	$13,520		$1,295,983
Executive Vice President and Chief Operating Officer
Donald B. Taylor	2007	$380,625	$67,900	$719,996		$—	$15,514	$13,166		$1,197,201
Executive Vice President, Sales and Marketing
Robert E. Stone	2007	$346,500	$59,909	$339,568		$—	$42,554	$21,796	(9)	$810,327
Executive Vice President and Chief Strategy Officer

(1)	Reflects the dollar amount recognized for stock awards for financial statement reporting purposes, disregarding the estimate of forfeitures, for the fiscal year ended August 31, 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”. This column includes amounts from awards granted in and prior to fiscal 2007.

(2)	Reflects the dollar amount recognized for option awards for financial statement reporting purposes, disregarding the estimate of forfeitures, for the fiscal year ended August 31, 2007 in accordance with SFAS No. 123(R) and includes amounts from awards granted in and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended August 31, 2007, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 2007, and in footnote 1 to our audited financial statements for the fiscal year ended August 31, 2005, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 14, 2005.

(3)	Based on EPS for fiscal 2007, the Named Executive Officers did not earn any awards under the 2007 Short-Term Incentive Plan. Cash awards under the 2007 Short-Term Incentive Plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee for fiscal 2007 at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2007, the Chief Executive Officer was eligible to receive an award up to 60% of his base salary, and the other Named Executive Officers were eligible to receive awards up to 45% of their base salary. Had our performance materially exceeded our targeted earnings per share and the Named Executive Officer met his or her individual goals and objectives, awards to Named Executive Officers could have exceeded the percentages set forth in the preceding sentence.

(4)	The amounts in this column represent the above-market portion of the Named Executive Officer’s earnings in our Capital Accumulation Plan (“CAP”). CAP account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year. Based on a prime rate of interest of 7% and 8.25% at November 1, 2005 and 2006, respectively, interest on the CAP account balances during fiscal 2007 exceeded 120% of the applicable federal long-term rate. The above-market portion of earnings was calculated as the excess of the actual earnings during fiscal 2007 over what the earnings would have been using a weighted average of the applicable Federal long-term rate at November 1, 2005 and 2006.

(5)	The amount in this column reflects the Company contribution to our Retirement Savings Plan (the “401(k) Plan”) on behalf of the Named Executive Officer as well as insurance premiums we paid with respect to life insurance for the benefit of the Named Executive Officer. It also includes Company matching contributions earned by the Named Executive Officer during fiscal 2007 on his/her deferrals to the CAP during that time. It does not include performance awards made to the CAP by the Company on behalf of the Named Executive Officers on December 31, 2006. These awards were based on the Company’s fiscal 2006 performance and were reported as compensation in the 2006 Summary Compensation Table. The amounts were as follows: Mr. Leedle ($57,660); Ms. Chaput ($31,611); Dr. Pope ($33,167); Mr. Taylor ($35,049); and Mr. Stone ($31,202). No performance awards under the Capital Accumulation Plan will be made to our officers on December 31, 2007, including our named executive officers, for fiscal 2007 financial performance based on the Company’s EPS for fiscal 2007 not meeting our EPS target. The table also does not include medical benefits coverage and disability insurance that are offered through programs available to substantially all of our salaried employees.

(6)	Includes $3.6 million related to promotional equity grants committed to Mr. Leedle in 2003 in connection with his appointment as Chief Executive Officer. These grants were awarded in August 2003, 2004, and 2005.

(7)	Includes a Company matching contribution of $13,208 earned by Mr. Leedle during fiscal 2007 on his deferrals to the CAP during that time.

(8)	Includes $0.3 million related to a new hire grant awarded to Dr. Pope in 2003 and $0.3 million related to a promotional equity grant awarded to Dr. Pope in 2006 in connection with his appointment as Chief Operating Officer.

(9)	Includes $11,035 of insurance premiums we paid with respect to life insurance for the benefit of Mr. Stone.

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth the equity awards granted to our Named Executive Officers during fiscal 2007.

									All Other	All Other
									Stock	Option
									Awards:	Awards:
									Number of	Number of	Exercise	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts Under				Shares of	Securities	or Base	Fair Value
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(3)				Stock or	Underlying	Price of	of Stock
	Grant		Target($)	Maximum($)				Maximum(#)	Units(#)	Options(#)	Option	and Option
Name	Date	Threshold($)	(2)	(2)	Threshold(#)	Target(#)		(4)	(5)	(5)	Awards ($/Sh)	Awards

Ben R. Leedle, Jr.		$—	$396,000

Ben R. Leedle, Jr.	10/2/06								9,838			$419,984

Ben R. Leedle, Jr.	10/2/06									39,599	$42.69	$840,000

Ben R. Leedle, Jr.	10/8/07				—	6,435	(6)	—

Ben R. Leedle, Jr.	10/8/07				—	2,979	(7)	—

Mary A. Chaput		$—	$161,865

Mary A. Chaput	10/2/06								3,092			$131,997

Mary A. Chaput	10/2/06									12,445	$42.69	$263,992

Mary A. Chaput	10/8/07				—	1,784	(6)	—

Mary A. Chaput	10/8/07				—	826	(7)	—

James E. Pope, M.D.		$—	$173,314

James E. Pope, M.D.	10/2/06								3,169			$135,285

James E. Pope, M.D.	10/2/06									12,757	$42.69	$270,610

James E. Pope, M.D	10/8/07				—	1,871	(6)	—

James E. Pope, M.D	10/8/07				—	866	(7)	—

Donald B. Taylor		$—	$171,281

Donald B. Taylor	10/2/06								3,514			$150,013

Donald B. Taylor	10/2/06									14,142	$42.69	$299,989

Donald B. Taylor	10/8/07				—	1,985	(6)	—

Donald B. Taylor	10/8/07				—	919	(7)	—

Robert E. Stone		$—	$155,925

Robert E. Stone	10/2/06								3,092			$131,997

Robert E. Stone	10/2/06									12,445	$42.69	$263,992

Robert E. Stone	10/8/07				—	1,771	(6)	—

Robert E. Stone	10/8/07				—	820	(7)	—

(1)	Cash awards under the 2007 Short-Term Incentive Plan were based upon a comparison of our actual EPS and targeted EPS as approved by the Compensation Committee for fiscal 2007 at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. Based on EPS for fiscal 2007, the Named Executive Officers did not earn any awards under the 2007 Short-Term Incentive Plan; therefore, no amounts are shown as compensation in the Summary Compensation Table.

(2)	For fiscal 2007, the Chief Executive Officer was eligible to receive an award up to 60% of his base salary, and the other Named Executive Officers were eligible to receive awards up to 45% of their base salary. Had our performance materially exceeded our targeted earnings per share and the Named Executive Officer met his or her individual goals and objectives, awards to Named Executive Officers could have exceeded the percentages set forth in the preceding sentence. Therefore, there is no maximum on the possible payout that could be earned for fiscal 2007.

(3)	Under our performance-based cash incentive plan for fiscal 2007, the Named Executive Officers were eligible to receive cash awards based on our average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2007, times the executive’s average salary over that same period. For the reasons discussed in the Compensation Discussion and Analysis, for fiscal 2007, the performance-based cash earned by each of the Named Executive Officers was awarded in the form of equity, which was granted in October 2007, in lieu of cash.

(4)	There is no maximum amount that could be paid for fiscal 2007 since these performance-based awards are calculated based on our average EPS growth (excluding long-term incentive compensation) over the last three fiscal years.

(5)	Awards were granted under the 1996 Stock Incentive Plan, as amended.

(6)	Represents the stock options awarded based on average actual EPS growth (excluding long-term incentive compensation) during fiscal 2005 through 2007. For the reasons discussed under Compensation Discussion and Analysis, for fiscal 2007, the performance-based cash earned by each of the Named Executive Officers was awarded in the form of equity, which was granted in October 2007, in lieu of cash.

(7)	Represents the restricted stock units awarded based on average actual EPS growth (excluding long-term incentive compensation) during fiscal 2005 through 2007. For the reasons discussed under Compensation Discussion and Analysis, for fiscal 2007, the performance-based cash earned by each of the Named Executive Officers was awarded in the form of equity, which was granted in October 2007, in lieu of cash.

Employment Agreements

We have employment agreements with each of our named executive officers that began on September 1, 2005 and have a continuous term of two years thereafter. The agreements may be terminated at any time by the mutual written agreement of the Company and the named executive officer. The agreements provide for an annual base salary as well as participation in all benefit plans maintained by the Company for officers. Base salary payable under each employment agreement is subject to annual review and may be increased by the Board of Directors, or a committee thereof, as it may deem advisable. Under the agreements, short-term incentive plan awards, if any, and long-term incentive awards will be determined by the Board of Directors, or a committee thereof comprised solely of independent directors. The agreements also provide for potential severance and change of control benefits, which are discussed in detail under “Potential Payments Upon Termination or Change in Control of the Company,” beginning on page 32 of this Proxy Statement.

Compensation Programs for Fiscal 2007

As reflected in the above Summary Compensation Table and Grants of Plan-Based Awards Table, the primary components of our fiscal 2007 compensation programs were base salary, short-term incentive plan compensation, equity awards, performance cash awards and awards under retirement plans. For a detailed discussion of each of these components, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following tables provide information with respect to outstanding stock options and restricted stock units held by the Named Executive Officers as of August 31, 2007.

	OPTION AWARDS
		Number	Number
		of	of
		Securities	Securities
		Underlying	Underlying
	Option	Unexercised	Unexercised		Option	Option
	Grant	Options (#)	Options (#)		Exercise	Expiration
Name	Date	Exercisable	Unexercisable		Price($)	Date

Ben R. Leedle, Jr.	3/19/98	5,625	—		$2.78	3/19/08
	9/29/98	9,188	—		2.48	9/29/08
	11/12/99	30,000	—		2.07	11/12/09
	6/23/00	11,250	—		1.36	6/23/10
	9/29/00	45,000	—		1.89	9/29/10
	10/8/01	150,000	—		11.58	10/8/11
	8/27/02	200,000	—		7.24	8/27/12
	8/27/03	300,000	—		17.51	8/27/13
	8/24/04	—	300,000	(1)	26.33	8/24/14
	8/24/05	—	335,798	(1)	43.44	8/24/12
	10/2/06	—	39,599	(1)	42.69	10/2/13

Mary A. Chaput	10/1/01	90,000	—		$11.58	10/1/11
	8/27/02	100,000	—		7.24	8/27/12
	8/27/03	40,000	—		17.51	8/27/13
	8/24/04	—	25,000	(1)	26.33	8/24/14
	8/24/05	—	11,701	(1)	43.44	8/24/12
	10/2/06	—	12,445	(1)	42.69	10/2/13

James E. Pope, M.D.	10/29/03	75,000	25,000	(2)	$21.67	10/29/13
	8/24/04	—	25,000	(1)	26.33	8/24/14
	8/24/05	—	12,274	(1)	43.44	8/24/12
	6/1/06	—	40,000	(1)	54.55	6/1/13
	10/2/06	—	12,757	(1)	42.69	10/2/13

Donald B. Taylor	8/27/03	12,500	—		$17.51	8/27/13
	11/17/03	25,000	25,000	(3)	20.91	11/17/13
	8/24/04	—	25,000	(1)	26.33	8/24/14
	8/24/05	—	13,501	(1)	43.44	8/24/12
	10/2/06	—	14,142	(1)	42.69	10/2/13

Robert E. Stone	6/23/00	12,000	—		$1.36	6/23/10
	9/29/00	45,500	—		1.89	9/29/10
	10/8/01	20,002	—		11.58	10/8/11
	8/27/02	40,000	—		7.24	8/27/12
	8/27/03	40,000	—		17.51	8/27/13
	8/24/04	—	25,000	(1)	26.33	8/24/14
	8/24/05	—	11,946	(1)	43.44	8/24/12
	10/2/06	—	12,445	(1)	42.69	10/2/13

(1)	Award vests on the fourth anniversary of the date of grant.

(2)	Remainder of option vests on 10/29/2007.

(3)	Remainder of option vests on 11/17/2007.

	STOCK AWARDS
				Equity
				Incentive
				Plan
				Awards:
				Market or
			Market	Payout
		Number	Value of	Value of
		of Shares	Shares or	Unearned
		or Units	Units of	Shares,
		of Stock	Stock	Units or
	Stock	That Have	That Have	Other Rights
	Award	Not	Not	That Have
	Grant	Vested(#)	Vested($)	Not Vested($)
Name	Date	(4)	(5)	(5)

Ben R. Leedle, Jr.	8/24/05	8,235	$410,103
	10/2/06	9,838	489,932

Mary A. Chaput	8/24/05	2,692	$134,062
	10/2/06	3,092	153,982

James E. Pope, M.D.	8/24/05	2,824	$140,635
	10/2/06	3,169	157,816

Donald B. Taylor	8/24/05	3,106	$154,679
	10/2/06	3,514	174,997

Robert E. Stone	8/24/05	2,748	$136,850
	10/2/06	3,092	153,982

(4)	Award vests on the fourth anniversary of the date of grant.

(5)	Market value was calculated by multiplying the number of restricted stock units in the previous column that have not vested as of August 31, 2007 times the closing bid price of our Common Stock on The NASDAQ Stock Market on August 31, 2007.

Option Exercises and Stock Vested in Fiscal 2007

The following table provides information on stock option exercises by our Named Executive Officers during fiscal 2007. No restricted stock units held by our Named Executive Officers vested during fiscal 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares
	Acquired	on Exercise	Acquired	Value Realized
Name	on Exercise (#)	($)(1)	on Vesting (#)	on Vesting ($)

Ben R. Leedle, Jr.	—	—	—	—
Mary A. Chaput	—	—	—	—
James E. Pope, M.D.	—	—	—	—
Donald B. Taylor	227,500	$7,662,532	—	—
Robert E. Stone	—	—	—	—

(1)	Value realized on exercise was calculated by multiplying the number of options exercised by the difference between the market price at exercise and the exercise price of the options.

Nonqualified Deferred Compensation in Fiscal 2007

Our Capital Accumulation Plan, which is based on a calendar year, is a nonqualified deferred compensation plan that allows highly compensated employees, including the Named Executive Officers, to defer up to 10% of their base salary.

The following table shows the activity and ending balance in the CAP for each Named Executive Officer as of and for the year ended August 31, 2007.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)

Ben R. Leedle, Jr.	$48,667	$70,140	$36,096	$117,170	$454,671
Mary A. Chaput	$19,647	$35,352	$18,388	$72,565	$224,812
James E. Pope, M.D.	$29,614	$37,430	$16,658	$10,978	$222,955
Donald B. Taylor	$22,541	$39,944	$33,029	—	$429,927
Robert E. Stone	$18,767	$34,805	$92,055	—	$1,152,277

(1)	These amounts are included in the Summary Compensation table in the “Salary” column.

(2)	This column includes awards credited to executive officers on December 31, 2006 under the CAP of 9.3% of base salary earned during calendar year 2006 based on our earnings per share performance during the fiscal year ended August 31, 2006. These amounts were earned during fiscal 2006 and were reported as compensation in the Summary Compensation Table for fiscal 2006. It also includes a Company matching contribution made on December 31, 2006 on the Named Executive Officers’ deferrals to the CAP for calendar year 2006. A portion of this matching contribution was earned during fiscal 2007 and was reported as compensation in the Summary Compensation Table for fiscal 2007, with the remainder being reported as compensation in fiscal 2006. The portion reported as compensation for fiscal 2007 is as follows: Mr. Leedle ($4,160); Ms. Chaput ($1,247); Dr. Pope ($1,421); Mr. Taylor ($1,632); and Mr. Stone ($1,201). The Company’s contributions to the CAP vest equally over four years.

(3)	Amounts represent the Named Executive Officer’s earnings during fiscal 2007 on balances in the CAP. The above-market portion of the earnings in this column is included in the Summary Compensation table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Potential Payments Upon Termination or Change in Control of the Company

We have employment agreements with each of our Named Executive Officers. These agreements contain restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period of 12-24 months thereafter. The agreements provide that employment may be terminated at any time by the mutual written agreement of the Company and the executive. Executives’ employment can also be terminated for any of the following reasons:

1) Involuntary without Cause — the Board may at any time terminate employment of an executive by delivery of a written notice of termination to the executive;

2) Involuntary for Cause — the executive may be terminated for continued failure to perform his/her duties or for violation of company policies and procedures;

3) Voluntary without Good Reason — the executive may terminate employment at any time by delivery of a written notice of resignation to the Company no less than 60 days and no more than 90 days prior to the effective date of the executive’s resignation;

4) Voluntary for Good Reason — the executive may resign by delivery of a written notice of resignation to the Company within 60 days of an occurrence of any of the following events:

a. a reduction in the executive’s base salary (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title), title, or responsibilities;

b. a requirement by the Company to relocate the executive to a location that is more than 25 miles from the location of the executive’s current office; or

c. a change in control that results in a change in his/her employment agreement with adverse effects in his/her status;

5) Involuntary without Cause or Voluntary for Good Reason within 12 Months of a Change in Control — the executive may terminate employment within twelve months of a change in control without cause or for good reason.

Change in Control is defined as (i) when any person or entity other than the Company becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company, (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of the directors of the Company immediately prior to such transaction, or (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period;

6) Disability — any physical or mental disability entitling the executive to long-term disability or if the executive is unable to perform essential functions of his/her regular duties and responsibilities with or without reasonable accommodations due to a medically determined physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months; or

7) Death.

Following are the potential payments to be made by the Company to each of the named executive officers upon termination or a change in control of the Company. These benefits are in excess of those usually provided to salaried employees. The payment amounts assume an effective termination date of August 31, 2007. These amounts include earnings through August 31, 2007 and are estimates of compensation that would be paid to the Named Executive Officers at the time of termination. The exact amounts of compensation can only be determined on the actual date that each executive separates from the Company.

Vested equity and CAP balances are excluded from the tables below as they are payable at the time of termination. None of the named executive officers are eligible for normal or early retirement at August 31, 2007 based on such definitions in the equity award agreements and the CAP plan document.

In addition to the Company compensation outlined in the tables below, third party insurance companies will provide life insurance and disability benefits if the executives separate for reasons of death or disability. If the Named Executive Officers had terminated as of August 31, 2007 due to death, Mr. Leedle, Mr. Taylor and Dr. Pope’s beneficiaries would have received $1,050,000 in a lump sum payout from a third party insurance provider. Ms. Chaput’s beneficiaries would have received $750,000, and Mr. Stone’s beneficiaries would have received $1,193,000. If the Named Executive Officers had terminated as of August 31, 2007 due to disability, each of the Named Executive Officers would have been entitled to receive a monthly benefit of $20,000 until age 67. This benefit could be offset by other sources of income, such as Social Security or other disability benefits.

Ben R. Leedle, Jr., Chief Executive Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Leedle.

	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 8/31/07		on 8/31/07	on 8/31/07

Cash Severance	$1,320,000	(2)	$—	$55,000	(9)
Group Medical Benefits	36,889	(1)	—	1,537	(9)
Bonus(7)	—		—	—
Performance Award	327,723	(4)	—	—
Stock Options	9,458,224	(8)	—	—
Restricted Stock Units	900,035	(8)	—	—
Capital Accumulation Plan	454,671	(10)	—	—
Additional Severance(3)	330,000		330,000	—
Accrued Vacation Pay(6)	34,172		34,172	34,172
Excise Tax Gross Up(11)	—		—	—

Total	$12,861,715		$364,172	$90,709

(Continued)

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 8/31/07		on 8/31/07		on 8/31/07

Cash Severance	$1,320,000	(2)	$1,320,000	(5)(2)	$—
Group Medical Benefits	36,889	(1)	36,889	(5)(1)	—
Bonus(7)	—		—		—
Performance Award	327,723	(4)	327,723	(4)	327,723	(4)
Stock Options	9,458,224	(8)	9,458,224	(8)	9,458,224	(8)
Restricted Stock Units	900,035	(8)	900,035	(8)	900,035	(8)
Capital Accumulation Plan	454,671	(10)	454,671	(10)	454,671	(10)
Additional Severance(3)	330,000		330,000	(5)	—
Accrued Vacation Pay(6)	34,172		34,172		34,172
Excise Tax Gross Up (11)	1,385,338		—		—

Total	$14,247,053		$12,861,715		$11,174,825

(1)	Represents the Company’s portion of premiums for group medical benefits to be paid for 24 months following the executive’s termination.

(2)	Represents 24 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(3)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(4)	Represents the value of the equity award earned during fiscal 2007 under the Company’s performance-based cash incentive plan. Amount was calculated based on the Company’s average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2007, times the executive’s average salary over that same period. For fiscal 2007, this amount was awarded in the form of equity, which was granted in October 2007, in lieu of cash. Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity shall vest and become exercisable.

(5)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $20,000 per each month of disability from the insurance company.

(6)	Based on the executive’s employment agreement, the executive is entitled to at least four weeks of vacation each calendar year. The calculation above assumes that the executive has not taken any vacation during calendar year 2007. Therefore the amount in the table represents the dollar value of the vacation hours earned from January through August 2007. The actual payout amounts could be lower based on actual vacation taken.

(7)	The executive is entitled to a pro-rata portion of the Company’s Short-Term Incentive Plan as of the date of termination. The bonus plan amount is determined after the end of the fiscal year for which the bonus plan was in place. Cash awards under the 2007 Incentive Bonus Plan were based upon a comparison of actual earnings per share (“EPS”) of the Company and targeted earnings per share as approved by the Compensation Committee for fiscal 2007 at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2007, the executive was eligible to receive an award up to 60% of his base salary. Based on EPS for fiscal 2007, the executive did not earn an award under the 2007 Incentive Bonus Plan as reflected in the table above. No additional bonus amounts would be paid during the severance period.

(8)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Stock Market on August 31, 2007 of $49.80 per share and the exercise price of the awards. Restricted stock units have an exercise price of zero.

(9)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(10)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of August 31, 2007 as shown in the Nonqualified Deferred Compensation Table. Of this amount, $317,104 was vested as of August 31, 2007. The remaining portion was unvested at August 31, 2007 but would vest upon termination by the executive.

(11)	Section 280G of the Internal Revenue Code of 1986, as amended, imposes a 20% excise tax on certain payments made to employees in connection with a change of control. In the event this excise tax was to be imposed on the executive under certain circumstances, the Company has agreed to reimburse the executive for the amount of the tax, as well as any additional taxes on this gross up. The estimate set forth above is based on a number of assumptions. Facts and circumstances at the time of any change in control transaction and termination thereafter as well as changes in the executive’s compensation history preceding such a transaction could materially impact whether and to what extent the excise tax will be imposed and therefore the amount of any potential gross-up. For purposes of performing this calculation, we have made the following additional assumptions: the executive’s unvested equity grants that accelerate upon a change in control are surrendered for cash based on a stock price at August 31, 2007 of $49.80; an individual effective tax rate of 36.45% (composed of a federal tax rate of 35.00% and FICA/FUTA of 1.45%); and a 120% Applicable Federal Rate (AFR) as of August 2007 of 6.04% for monthly compounding. AFR is applicable in determining the value of accelerating vesting of stock options and restricted stock units in computing these excise taxes.

Mary A. Chaput, EVP and Chief Financial Officer

The following table shows the potential payments upon termination or a change in control of the Company for Ms. Chaput.

	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 8/31/07		on 8/31/07	on 8/31/07

Cash Severance	$539,550	(2)	$—	$29,975	(9)
Group Medical Benefits	9,927	(1)	—	551	(9)
Bonus(7)	—		—	—
Performance Award	90,841	(4)	—	—
Stock Options	749,652	(8)	—	—
Restricted Stock Units	288,043	(8)	—	—
Capital Accumulation Plan	224,812	(10)	—	—
Additional Severance(3)	179,850		179,850	—
Accrued Vacation Pay(6)	18,624		18,624	18,624

Total	$2,101,299		$198,474	$49,150

(Continued)

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 8/31/07		on 8/31/07		on 8/31/07

Cash Severance	$539,550	(2)	$539,550	(5)(2)	$—
Group Medical Benefits	9,927	(1)	13,236	(5)(1)	—
Bonus(7)	—		—		—
Performance Award	90,841	(4)	90,841	(4)	90,841	(4)
Stock Options	749,652	(8)	749,652	(8)	749,652	(8)
Restricted Stock Units	288,043	(8)	288,043	(8)	288,043	(8)
Capital Accumulation Plan	224,812	(10)	224,812	(10)	224,812	(10)
Additional Severance(3)	179,850		179,850	(5)	—
Accrued Vacation Pay(6)	18,624		18,624		18,624

Total	$2,101,299		$2,104,608		$1,371,972

(1)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination. For termination due to disability, represents 24 months of premiums.

(2)	Represents 18 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(3)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(4)	Represents the value of the equity award earned during fiscal 2007 under the Company’s performance-based cash incentive plan. Amount was calculated based on the Company’s average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2007, times the executive’s average salary over that same period. For fiscal 2007, this amount was awarded in the form of equity, which was granted in October 2007, in lieu of cash. Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity shall vest and become exercisable.

(5)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $20,000 per each month of disability from the insurance company.

(6)	Based on the executive’s employment agreement, the executive is entitled to at least four weeks of vacation each calendar year. The calculation above assumes that the executive has not taken any vacation during calendar year 2007. Therefore the amount in the table represents the dollar value of the vacation hours earned from January through August 2007. The actual payout amounts could be lower based on actual vacation taken.

(7)	The executive is entitled to a pro-rata portion of the Company’s Incentive Bonus Plan as of the date of termination. The bonus plan amount is determined after the end of the fiscal year for which the bonus plan was in place. Cash awards under the 2007 Short-Term Incentive Plan were based upon a comparison of actual earnings per share (“EPS”) of the Company and targeted earnings per share as approved by the Compensation Committee for fiscal 2007 at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2007, the executive was eligible to receive an award up to 45% of her base salary. Based on EPS for fiscal 2007, the executive did not earn an award under the 2007 Incentive Bonus Plan as reflected in the table above. No additional bonus amounts would be paid during the severance period.

(8)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Stock Market on August 31, 2007 of $49.80 per share and the exercise price of the awards. Restricted stock units have an exercise price of zero.

(9)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(10)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of August 31, 2007 as shown in the Nonqualified Deferred Compensation Table. Of this amount, $151,944 was vested as of August 31, 2007. The remaining portion was unvested at August 31, 2007 but would vest upon termination by the executive.

James E. Pope, EVP and Chief Operating Officer

The following table shows the potential payments upon termination or a change in control of the Company for Dr. Pope.

	Involuntary Without			Voluntary		Voluntary
	Cause or Voluntary		Involuntary	Without Good		For Good
	For Good Reason		For Cause	Reason		Reason
	on 8/31/07		on 8/31/07	on 8/31/07		on 8/31/07

Cash Severance	$577,715	(2)	$—	$32,095	(9)	$577,715	(2)
Group Medical Benefits	27,667	(1)	—	1,537	(9)	27,667	(1)
Bonus(7)	—		—	—		—
Performance Award	95,281	(4)	—	—		95,281	(4)
Stock Options	1,458,765	(8)	—	—		1,458,765	(8)
Restricted Stock Units	298,451	(8)	—	—		298,451	(8)
Capital Accumulation Plan	222,955	(10)	—	—		222,955	(10)
Additional Severance(3)	192,572		192,572	—		192,572
Accrued Vacation Pay(6)	19,941		19,941	19,941		19,941

Total	$2,893,346		$212,512	$53,573		$2,893,346

(Continued)

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 8/31/07		on 8/31/07		on 8/31/07

Cash Severance	$577,715	(2)	$577,715	(5)(2)	$—
Group Medical Benefits	27,667	(1)	36,889	(5)(1)	—
Bonus(7)	—		—		—
Performance Award	95,281	(4)	95,281	(4)	95,281	(4)
Stock Options	1,458,765	(8)	1,458,765	(8)	1,458,765	(8)
Restricted Stock Units	298,451	(8)	298,451	(8)	298,451	(8)
Capital Accumulation Plan	222,955	(10)	222,955	(10)	222,955	(10)
Additional Severance(3)	192,572		192,572	(5)	—
Accrued Vacation Pay(6)	19,941		19,941		19,941

Total	$2,893,346		$2,902,569		$2,095,393

(1)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination. For termination due to disability, represents 24 months of premiums.

(2)	Represents 18 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(3)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(4)	Represents the value of the equity award earned during fiscal 2007 under the Company’s performance-based cash incentive plan. Amount was calculated based on the Company’s average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2007, times the executive’s average salary over that same period. For fiscal 2007, this amount was awarded in the form of equity, which was granted in October 2007, in lieu of cash. Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity shall vest and become exercisable.

(5)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $20,000 per each month of disability from the insurance company.

(6)	Based on the executive’s employment agreement, the executive is entitled to at least four weeks of vacation each calendar year. The calculation above assumes that the executive has not taken any vacation during calendar year 2007. Therefore the amount in the table represents the dollar value of the vacation hours earned from January through August 2007. The actual payout amounts could be lower based on actual vacation taken.

(7)	The executive is entitled to a pro-rata portion of the Company’s Short-Term Incentive Plan as of the date of termination. The bonus plan amount is determined after the end of the fiscal year for which the bonus plan was in place. Cash awards under the 2007 Incentive Bonus Plan were based upon a comparison of actual earnings per share (“EPS”) of the Company and targeted earnings per share as approved by the Compensation

Committee for fiscal 2007 at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2007, the executive was eligible to receive an award up to 45% of his base salary. Based on EPS for fiscal 2007, the executive did not earn an award under the 2007 Incentive Bonus Plan as reflected in the table above. No additional bonus amounts would be paid during the severance period.

(8)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Stock Market on August 31, 2007 of $49.80 per share and the exercise price of the awards. Restricted stock units have an exercise price of zero.

(9)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(10)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of August 31, 2007 as shown in the Nonqualified Deferred Compensation Table. Of this amount, $145,700 was vested as of August 31, 2007. The remaining portion was unvested at August 31, 2007 but would vest upon termination by the executive.

Donald B. Taylor, EVP, Sales and Marketing

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Taylor. Mr. Taylor is resigning from the Company effective December 31, 2007 and will receive base salary, benefits, and accrued vacation pay, if any, through the date of his termination.

	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 8/31/07		on 8/31/07	on 8/31/07

Cash Severance	$570,938	(2)	$—	$31,719	(9)
Group Medical Benefits	27,667	(1)	—	1,537	(9)
Bonus(7)	—		—	—
Performance Award	101,075	(4)	—	—
Stock Options	1,495,416	(8)	—	—
Restricted Stock Units	329,676	(8)	—	—
Capital Accumulation Plan	429,927	(10)	—	—
Additional Severance(3)	190,313		190,313	—
Accrued Vacation Pay(6)	19,707		19,707	19,707

Total	$3,164,718		$210,019	$52,963

(Continued)

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 8/31/07		on 8/31/07		on 8/31/07

Cash Severance	$570,938	(2)	$570,938	(5)(2)	$—
Group Medical Benefits	27,667	(1)	36,889	(5)(1)	—
Bonus(7)	—		—		—
Performance Award	101,075	(4)	101,075	(4)	101,075	(4)
Stock Options	1,495,416	(8)	1,495,416	(8)	1,495,416	(8)
Restricted Stock Units	329,676	(8)	329,676	(8)	329,676	(8)
Capital Accumulation Plan	429,927	(10)	429,927	(10)	429,927	(10)
Additional Severance(3)	190,313		190,313	(5)	—
Accrued Vacation Pay(6)	19,707		19,707		19,707

Total	$3,164,718		$3,173,940		$2,375,801

(1)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination. For termination due to disability, represents 24 months of premiums.

(2)	Represents 18 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(3)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(4)	Represents the value of the equity award earned during fiscal 2007 under the Company’s performance-based cash incentive plan. Amount was calculated based on the Company’s average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2007, times the executive’s average salary over that same period. For fiscal 2007, this amount was awarded in the form of equity, which was granted in October 2007, in lieu of cash. Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity shall vest and become exercisable.

(5)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $20,000 per each month of disability from the insurance company.

(6)	Based on the executive’s employment agreement, the executive is entitled to at least four weeks of vacation each calendar year. The calculation above assumes that the executive has not taken any vacation during calendar year 2007. Therefore the amount in the table represents the dollar value of the vacation hours earned from January through August 2007. The actual payout amounts could be lower based on actual vacation taken.

(7)	The executive is entitled to a pro-rata portion of the Company’s Short-Term Incentive Plan as of the date of termination. The bonus plan amount is determined after the end of the fiscal year for which the bonus plan was in place. Cash awards under the 2007 Incentive Bonus Plan were based upon a comparison of actual earnings per share (“EPS”) of the Company and targeted earnings per share as approved by the Compensation

Committee for fiscal 2007 at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2007, the executive was eligible to receive an award up to 45% of his base salary. Based on EPS for fiscal 2007, the executive did not earn an award under the 2007 Incentive Bonus Plan as reflected in the table above. No additional bonus amounts would be paid during the severance period.

(8)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Stock Market on August 31, 2007 of $49.80 per share and the exercise price of the awards. Restricted stock units have an exercise price of zero.

(9)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(10)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of August 31, 2007 as shown in the Nonqualified Deferred Compensation Table. Of this amount, $345,809 was vested as of August 31, 2007. The remaining portion was unvested at August 31, 2007 but would vest upon termination by the executive.

Robert E. Stone, EVP and Chief Strategy Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Stone.

	Involuntary Without		Voluntary
	Cause or Voluntary	Involuntary	Without Good
	For Good Reason	For Cause	Reason
	on 8/31/07	on 8/31/07	on 8/31/07

Cash Severance	$693,000(2)	$—	$28,875(9)
Group Medical Benefits	36,889(1)	—	1,537(9)
Bonus(7)	—	—	—
Performance Award	90,170(4)	—	—
Stock Options	751,211(8)	—	—
Restricted Stock Units	290,832(8)	—	—
Capital Accumulation Plan	1,152,277(10)	—	—
Additional Severance(3)	173,250	173,250	—
Accrued Vacation Pay(6)	17,940	17,940	17,940

Total	$3,205,570	$191,190	$48,352

(Continued)

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 8/31/07		on 8/31/07		on 8/31/07

Cash Severance	$693,000	(2)	$693,000	(5)(2)	$—
Group Medical Benefits	36,889	(1)	36,889	(5)(1)	—
Bonus(7)	—		—		—
Performance Award	90,170	(4)	90,170	(4)	90,170	(4)
Stock Options	751,211	(8)	751,211	(8)	751,211	(8)
Restricted Stock Units	290,832	(8)	290,832	(8)	290,832	(8)
Capital Accumulation Plan	1,152,277	(10)	1,152,277	(10)	1,152,277	(10)
Additional Severance(3)	173,250		173,250	(5)	—
Accrued Vacation Pay(6)	17,940		17,940		17,940

Total	$3,205,570		$3,205,570		$2,302,430

(1)	Represents the Company’s portion of premiums for group medical benefits to be paid for 24 months following the executive’s termination.

(2)	Represents 24 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(3)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(4)	Represents the value of the equity award earned during fiscal 2007 under the Company’s performance-based cash incentive plan. Amount was calculated based on the Company’s average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2007, times the executive’s average salary over that same period. For fiscal 2007, this amount was awarded in the form of equity, which was granted in October 2007, in lieu of cash. Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity shall vest and become exercisable.

(5)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $20,000 per each month of disability from the insurance company.

(6)	Based on the executive’s employment agreement, the executive is entitled to at least four weeks of vacation each calendar year. The calculation above assumes that the executive has not taken any vacation during calendar year 2007. Therefore the amount in the table represents the dollar value of the vacation hours earned from January through August 2007. The actual payout amounts could be lower based on actual vacation taken.

(7)	The executive is entitled to a pro-rata portion of the Company’s Short-Term Incentive Plan as of the date of termination. The bonus plan amount is determined after the end of the fiscal year for which the bonus plan was in place. Cash awards under the 2007 Incentive Bonus Plan were based upon a comparison of actual earnings per share (“EPS”) of the Company and targeted earnings per share as approved by the Compensation

Committee for fiscal 2007 at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2007, the executive was eligible to receive an award up to 45% of his base salary. Based on EPS for fiscal 2007, the executive did not earn an award under the 2007 Incentive Bonus Plan as reflected in the table above. No additional bonus amounts would be paid during the severance period.

(8)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Stock Market on August 31, 2007 of $49.80 per share and the exercise price of the awards. Restricted stock units have an exercise price of zero.

(9)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(10)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of August 31, 2007 as shown in the Nonqualified Deferred Compensation Table. Of this amount, $1,079,023 was vested as of August 31, 2007. The remaining portion was unvested at August 31, 2007 but would vest upon termination by the executive.

Director Compensation

Directors who are officers or employees of the Company receive no additional compensation, as such, for serving as members of the Board of Directors.

During fiscal 2007, directors who were not officers or employees of, or consultants to, the Company (“Outside Directors”) each received a $25,000 annual cash retainer as well as $3,000 for each non-regularly scheduled meeting attended lasting for one hour or more and $1,000 for each non-regularly scheduled meeting attended lasting less than one hour. In addition, Outside Directors who had served as directors of the Company for at least 12 months each received an option to purchase 5,000 shares of Common Stock, which was awarded on the date of the 2007 Annual Meeting of Stockholders. Mr. Wickens was newly elected to the Board of Directors at the 2007 Annual Meeting of Stockholders and was granted an option to purchase 15,000 shares of Common Stock on such date. Equity awards to Outside Directors during fiscal 2007 were not issued pursuant to a written policy; however, both the number of shares awarded and the timing of such awards were consistent with recent years’ equity awards to Outside Directors.

In addition to the cash retainer and option grants discussed above, during fiscal 2007 committee chairs received $7,500 for each Audit Committee meeting attended and $6,000 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended. Other Outside Directors received $3,000 for each committee meeting attended.

The following table summarizes the compensation to each member of the Board of Directors during fiscal 2007.

	Fees Earned or	Option
	Paid in	Awards	All Other
	Cash	($)	Compensation		Total
Name	($)	(1)	($)		($)

Thomas G. Cigarran	$—	$—	$260,378	(2)	$260,378
John W. Ballantine	$137,500	$118,278	$—		$255,728
Jay C. Bisgard, M.D.	$112,000	$118,278	$—		$230,278
Frank A. Ehmann(3)	$43,417	$106,248	$—		$149,665
Mary Jane England, M.D.	$88,000	$99,918	$—		$187,918
Henry D. Herr	$—	—	$100,000	(4)	$100,000
L. Ben Lytle	$—	$—	$199,417	(5)	$199,417
C. Warren Neel, Ph.D.	$76,000	$156,969	$—		$232,969
William C. O’Neil, Jr.	$82,000	$106,969	$—		$188,969
Alison Taunton-Rigby, Ph.D.	$61,000	$207,212	$—		$268,212
John A. Wickens	$29,583	$114,495	$—		$144,078

(1)	Reflects the dollar amount recognized for financial statement reporting purposes, disregarding the estimate of forfeitures, for the fiscal year ended August 31, 2007 in accordance with SFAS No. 123(R) and includes amounts from awards granted in and prior to fiscal 2007. The grant-date fair value of stock options granted to the Outside Directors during fiscal 2007 was $26.57 per option. Assumptions used in the calculation of these amounts are disclosed in footnote 12 to our audited financial statements for the fiscal year ended August 31, 2007, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 2007. The following directors had option awards outstanding as of August 31, 2007: Mr. Cigarran (375,646); Mr. Ballantine (45,000); Dr. Bisgard (45,000); Dr. England (25,000); Dr. Neel (30,000); Mr. O’Neil (30,000); Dr. Taunton-Rigby (20,000); and Mr. Wickens (15,000).

(2)	Amount reflects compensation earned under the terms on an employment agreement dated February 1, 2006 for Mr. Cigarran’s service as Chairman of the Company as well as $10,378 of life insurance premiums we paid for Mr. Cigarran’s benefit.

(3)	Retired from the Board effective February 2, 2007.

(4)	During fiscal 2007, Mr. Herr served as a part-time employee of the Company, providing us with advisory services with respect to ongoing business issues and special projects, and was paid $100,000 pursuant to an Employment Agreement with us dated November 20, 2001, as amended October 7, 2005.

(5)	Amount reflects fees paid to Mr. Lytle for consulting services provided to us during fiscal 2007 pursuant to a Consulting Agreement between the Company and Rincon Advisors, LLC, dated October 11, 2006.

If re-elected by the stockholders as a director, beginning on February 14, 2008, Mr. Cigarran will be paid $200,000 in cash per year for serving as Chairman of the Board. In addition, he will receive the equivalent equity compensation awarded to the other directors, as determined by the Nominating and Corporate Governance Committee. He will receive no other additional compensation for his service on the Board of Directors or attendance at any Board or committee meetings.

We currently have an employment agreement with Mr. Cigarran which commenced on September 1, 2005 and has a continuous term expiring on the date of our Annual Meeting in January 2008, but in no event later than

January 31, 2008. The agreement provides that we will pay Mr. Cigarran a base salary of $250,000 and will continue to pay the premiums on a $500,000 term life insurance policy for Mr. Cigarran, which shall be payable upon Mr. Cigarran’s death to Mr. Cigarran’s estate or to such beneficiaries as Mr. Cigarran designates. Pursuant to the agreement, Mr. Cigarran may participate in our health, dental, vision, life insurance plans, and long and short-term disability plans but shall not participate in our bonus plan or long-term incentive plans. The agreement provides that if we terminate Mr. Cigarran’s employment without “Cause” (as defined in the agreement), Mr. Cigarran terminates the agreement for “Good Reason” (as defined in the agreement), or the agreement is terminated due to disability, Mr. Cigarran will receive severance benefits (base salary and group medical benefits) for a total of 18 months following the date of termination (or for a total of 2 years following the date of termination upon execution of a full release of claims in favor of the Company), provided that in the event of termination due to disability, Mr. Cigarran will receive his base salary for the lesser of 18 months following the date of termination or the remaining term of his employment agreement (and for an additional 6 months upon execution of a full release of claims in favor of the Company), plus group medical benefits for the lesser of 24 months after the date of termination or the remaining term of his employment agreement, reduced by amounts received as disability insurance payments. In addition, all unvested equity awards will vest on the date of termination and remain exercisable in accordance with the terms of our stock option or restricted stock agreements with Mr. Cigarran, and amounts we contributed to the Capital Accumulation Plan (“CAP”) for Mr. Cigarran’s benefit shall vest and be paid out in accordance with the terms of the CAP. The agreement contains restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any of our customers or employees during the term of employment and for a period of 18-24 months thereafter.

Prior to fiscal 2002, Mr. Herr was an executive officer and director of the Company and served as Chief Financial Officer. During fiscal 2007, Mr. Herr served as a part-time employee of the Company, providing us with advisory services with respect to ongoing business issues and special projects, and was paid $100,000 pursuant to an Employment Agreement between Mr. Herr and us dated November 20, 2001, as amended October 7, 2005.

Beginning on December 1, 2006, Mr. Lytle began serving as a consultant to the Company, focusing on growth, innovation, and total population health as well as creating and supporting strategic customer relationships. For his services, Mr. Lytle receives a payment of $20,833 per month and may receive an additional per diem fee based on the number of days he provides us with services. Mr. Lytle was the CEO of Axia, which we acquired in December 2006.

In connection with our acquisition of Axia, Mr. Lytle purchased 123,305 shares of our common stock pursuant to the terms of a subscription agreement (the “Subscription Agreement”). Pursuant to the terms of the Subscription Agreement, Mr. Lytle agreed not to resell the shares prior to January 1, 2008, and we granted Mr. Lytle registration rights with respect to the resale of the Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to us, we believe that during the fiscal year ended August 31, 2007, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except for one late Form 4 filing made by Mr. Leedle in May 2007 relating to one transaction in May 2002 and a late Form 5 filing for Mr. Herr in November 2007 relating to transactions occurring in fiscal 2007.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, the NASDAQ listing standards, and our Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint our independent auditors. The Audit Committee, comprised of independent members of the Board of Directors, has appointed Ernst & Young LLP, an independent registered public accounting firm, to be our independent auditors for the fiscal year ending August 31, 2008. Although ratification by stockholders is not a prerequisite to the Audit Committee’s appointment of Ernst & Young LLP, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and therefore, as a matter of good corporate governance, requests stockholder ratification of this action. In taking this action, the Audit Committee considered the qualifications of Ernst & Young LLP, the past performance of Ernst & Young LLP since its retention in 2002, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards. We have been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the stockholders.

If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment. However, even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accountant at any time during fiscal 2008 if it determines that such a change would be in the best interests of us and our stockholders.

Each of the Audit Committee and the Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

The aggregate fees billed for each of the last two fiscal years for professional services rendered to us by our principal accountant are shown in the table below.

	Fiscal Year Ended August 31,
Type of Service	2007	2006

Audit Fees	$768,000	$550,000
Audit-Related Fees(1)	27,462	51,500
Tax Fees(2)	18,901	8,551
All Other Fees	—	—

Total	$814,363	$610,051

(1)	Audit-Related Fees in fiscal 2007 primarily included services pertaining to the review of interim financial statements in connection with the acquisition of Axia. In fiscal 2006, Audit-Related Fees primarily included services pertaining to the review of interim financial statements in connection with a definitive merger agreement we entered into which was subsequently terminated.

(2)	In fiscal 2007, tax fees included review of federal tax return and tax consultation. Tax fees in fiscal 2006 included review of federal tax return.

The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young LLP, its independent registered public accounting firm. The Audit Committee may delegate its responsibility to pre-approve services to be performed by its independent registered public accounting firm to one or more of its members, but the Audit Committee may not delegate its pre-approval authority to management.

Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of the independent registered public accounting firm’s engagement. Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services and would not impair the independence of the independent registered public accounting firm, may also be performed by the independent registered public accounting firm if those services are pre-approved by the Audit Committee. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. The independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee for each proposed service. The Audit Committee has pre-approved all audit and non-audit services provided by Ernst & Young LLP.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Audit Committee shall not be incorporated by reference into any such filings.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of four directors who are independent directors as defined under applicable law and the NASDAQ listing standards. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by the regulations of the Commission. During fiscal 2007, the Audit Committee met eleven times. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting processes and our systems of internal control. Management has primary responsibility for our financial statements and financial reporting process, including assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of our internal control over financial reporting.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm written disclosures and the formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee meets with the independent registered public accounting firm with and without management present to discuss our internal control assessment process, management’s assessment with respect thereto, the independent registered public accounting firm’s evaluation of our system of internal control over financial reporting and the overall quality of our financial reporting. The Audit Committee reviewed with the independent registered public accounting firm their fees, audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”, and discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended August 31, 2007 with management and the independent registered public accounting firm. The Audit Committee also reviewed and discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form 10-Q with our Chief Financial Officer and our independent registered public accounting firm prior to public release of that information. On several occasions during fiscal year 2007, the Audit Committee reviewed with our independent registered public accounting firm and our internal audit department, management’s processes to assess the adequacy of our internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of our internal control over financial reporting.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, for filing with the Commission.

The Board of Directors has adopted a Restated Charter of the Audit Committee, which is available on our website at www.healthways.com. The Audit Committee reviews and reassesses the adequacy of the Restated Charter annually.

Respectfully submitted,
John W. Ballantine, Chairman
C. Warren Neel
William C. O’Neil, Jr.
Jay C. Bisgard, M.D.

PROPOSAL NO. 3

AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

On December 11, 2007, the Board of Directors unanimously approved and directed that the stockholders consider an amendment to Paragraph FOURTH of the Company’s Certificate of Incorporation. The amendment to Paragraph FOURTH would increase the number of authorized shares of Common Stock from 75,000,000 to 120,000,000. If this proposal is approved by our stockholders at the Annual Meeting, the amendment to Paragraph FOURTH will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which filing is expected to take place shortly after the Annual Meeting. The Board of Directors believes that it is in the best interests of the Company and all of its stockholders to amend the Certificate of Incorporation.

Except as set forth below, the relative rights of the holders of Common Stock under the Certificate of Incorporation would remain unchanged. The first sentence of Paragraph FOURTH of the Certificate of Incorporation, as amended by the proposed amendment, is set forth below. The remainder of Paragraph FOURTH will remain unchanged.

“FOURTH. The aggregate number of shares of capital stock the Corporation is authorized to issue is 125,000,000 shares, of which 120,000,000 shares shall be Common Stock, par value $.001 per share (the “Common Stock”), and 5,000,000  shares shall be preferred stock, par value $.001 per share (the “Preferred Stock”), of which 1,200,000 shares are designated as Series A Preferred Stock (the “Series A Preferred Stock”).

As of December 17, 2007, there were 35,927,925 shares of Common Stock issued and outstanding. The Board of Directors believes that with the current level of authorized capital stock, the Company is constrained in its ability to pursue strategies intended to support its planned growth and to enhance stockholder value. The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Company the necessary flexibility to issue Common Stock in connection with stock dividends and splits, acquisitions and for other general corporate purposes. The Company currently has no plans, arrangements or understandings for the issuance of the additional shares of Common Stock to be authorized pursuant to this proposal.

Future issuances of Common Stock would be at the discretion of the Board of Directors without the expense and delay incidental to obtaining stockholder approval, except as may be required by applicable law or by the rules of any stock exchange or market on which the Company’s securities may then be listed or authorized for quotation. For example, NASDAQ rules currently require stockholder approval as a prerequisite to listing shares in several instances, including in connection with acquisitions where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding by 20% or more.

Holders of Common Stock have no preemptive rights to subscribe to any additional securities of any class that the Company may issue. The amendment to the Certificate of Incorporation is not being proposed in response to any effort known by management to acquire control of the Company.

The amendment to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to be cast at the meeting. The Board of Directors recommends a vote FOR approval of the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock.

DEADLINE FOR SUBMISSION OF STOCKHOLDER
PROPOSALS TO BE PRESENTED AT THE
2009 ANNUAL MEETING OF STOCKHOLDERS

We believe that our 2009 Annual Meeting of Stockholders will take place in January 2009. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2009 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if we receive such proposals before the close of business on September 2, 2008. Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders in the manner specified in the bylaws. For proposals that are not timely filed, the named proxies will retain discretion to vote proxies that we receive and will exercise authority in accordance with the recommendation of the Board of

Directors. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a proxy statement. In order to curtail any controversy as to the date on which we received a proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the Commission at the time in effect.

DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT
TO STOCKHOLDERS SHARING AN ADDRESS

The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Mary A. Chaput, Secretary, Healthways, Inc., 3841 Green Hills Village Drive, Nashville, Tennessee 37215, or by calling Ms. Chaput at the Company at (615) 665-1122.

MISCELLANEOUS

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2007 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO MARY A. CHAPUT, SECRETARY, HEALTHWAYS, INC., 3841 GREEN HILLS VILLAGE DRIVE, NASHVILLE, TENNESSEE 37215. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY’S COST.

Date: December 31, 2007.

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
If you vote by telephone or over the Internet, do not mail your proxy card.
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on February 14, 2008.
The undersigned hereby appoints Thomas G. Cigarran and Mary A. Chaput, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Stockholders of Healthways, Inc. to be held at the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee 37203, on February 14, 2008, at 9:00 a.m., local time, and any adjournments thereof.

Dated:	, 2008

Signature

Signature
Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys should show their full titles. If a corporation is stockholder, the corporate officer should sign in full corporate name and title, such as President or other officer. If a partnership is stockholder, please sign in partnership name by authorized person.

Please vote, sign, date and return the proxy card promptly using the enclosed envelope.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so your shares may be represented at the Meeting.
Proxy card must be signed and dated on the reverse side.
êPlease fold and detach card at perforation before mailing.ê

HEALTHWAYS, INC.	PROXY

Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors and FOR proposals 2 and 3.

1.	ELECTION OF DIRECTORS

	Nominees:	(1) Thomas G. Cigarran	(2) C. Warren Neel	(3) John W. Ballantine

		☐ FOR all nominees listed above (except as marked to the contrary below)		☐ WITHHOLD AUTHORITY to vote for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:
_______________________________________________________________________________________________________________________

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2007.

		☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation, as amended.

		☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies may vote on any other matters which may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on reverse side.)